EXHIBIT 10.1

EQUITY PURCHASE AGREEMENT

among

NICOLA STEPHENSON, JAMES STEPHENSON

TROIKA MEDIA GROUP, INC.

and

TROIKA-MISSION HOLDINGS, INC.

dated as of

June 29, 2018

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Section 10.03	Interpretation.	78

Section 10.04	Headings.	78

Section 10.05	Severability.	78

Section 10.06	Entire Agreement.	78

Section 10.07	Successors and Assigns.	78

Section 10.08	No Third-party Beneficiaries.	78

Section 10.09	Amendment and Modification; Waiver.	78

Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.	78

Section 10.11	Specific Performance.	79

Section 10.12	Counterparts.	79

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EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (this "Agreement"), dated as of June 29, 2018, is entered into by and among Nicola Stephenson, an individual ("Nicola"), James Stephenson, an individual ("James" and collectively with Nicola, "Sellers"), Troika Media Group, Inc., a Nevada corporation, and Troika-Mission Holdings, Inc., a New York corporation ("Buyer").
WHEREAS, Sellers own, in the aggregate, (a) all of the issued and outstanding limited liability company membership interests (collectively, the "Mission US Interests"), in MissionCulture LLC, a Delaware limited liability company ("Mission US"), and (b) all of the issued and outstanding ordinary shares (the "Mission UK Shares") in Mission-Media Holdings Limited, a private limited company incorporated under the Laws of England and Wales (registered no. 06352697) ("Mission UK"), being the entire issued share capital of Mission UK; and
WHEREAS, Buyer is a wholly-owned subsidiary of TMG; and
WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Mission US Interests and the Mission UK Shares, all subject to the terms and conditions set forth in this Agreement; and
WHEREAS, simultaneously herewith, Nicola and Buyer are entering into that certain Goodwill Purchase Agreement, dated as of the date hereof.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Aggregate Purchase Price" has the meaning set forth in Section 2.02.
"Agreement" has the meaning set forth in the preamble.

"Ancillary Documents" means the Goodwill Purchase Agreement, the Escrow Agreement, each Mission US Assignment, each Mission UK Share Transfer, the James Employment Agreement, and the Nicola Employment Agreement.
"Associate" has the meaning set forth in Section 5.17(f).
"Basket" has the meaning set forth in Section 9.04(a).
"Benefit Plan" has the meaning set forth in Section 4.18(a).
"Board Minutes" has the meaning set forth in Section 5.23(a).
"Business" means the advertising business of Mission US, Mission UK, MM Inc and MM Ltd.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.
"Buyer" has the meaning set forth in the preamble.
"Buyer Indemnitees" has the meaning set forth in Section 9.02.
"Buyer Shares" has the meaning set forth in Section 6.03(a).
"Buyer's Accountants" means RBSM, LLP.
"Calculation Periods" means each of the calendar years ending on December 31, 2018, 2019, 2020, 2021 and 2022 (and 2023 but only in the event that Sellers have not earned $10,000,000 of Earn-out Payments in the aggregate in respect of all Calculation Periods through the calendar year ending on December 31, 2022), respectively.
"Cap" has the meaning set forth in Section 9.04(a).
"Cause" has the meaning set forth in Sellers' employment agreements with MM Inc, TMG or one of TMG's Affiliates.
"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
"Closing" has the meaning set forth in Section 2.07.
"Closing Cash Consideration" has the meaning set forth in Section 2.02(a).
"Closing Date" has the meaning set forth in Section 2.07.

"Code" means the Internal Revenue Code of 1986, as amended, including the regulations thereunder and any substitute or successor provisions.
"Connected" means in respect of a Person, any spouse, civil partner or member of the immediate family of that Person (a "Family Relation"), or any Person that is controlled by or under common control with, such Person and/or any of such Person's Family Relations (and "control" for these purposes shall have the meaning given in the definition of Affiliate).
"Contingent Cash Calculation" has the meaning set forth in Section 2.04(b).
"Contingent Cash Calculation Objection Notice" has the meaning set forth in Section 2.04(b).
"Contingent Cash Calculation Statement" has the meaning set forth in Section 2.04(b).
"Contingent Cash Consideration" has the meaning set forth in Section 2.04(b).
"Contingent Cash Review Period" has the meaning set forth in Section 2.04(b).
"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
"Corrupt Conduct" means the offering, promising, giving or receiving of an advantage with the intention of inducing or rewarding someone to behave improperly.
"Direct Claim" has the meaning set forth in Section 9.05(c).
"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers simultaneously with the execution and delivery of this Agreement.
"Dollars" or "$" means the lawful currency of the United States.
"Earn-out Calculation" has the meaning set forth in Section 2.05(b).
"Earn-out Calculation Delivery Date" has the meaning set forth in Section 2.05(b).
"Earn-out Calculation Objection Notice" has the meaning set forth in Section 2.05(b).
"Earn-out Calculation Statement" has the meaning set forth in Section 2.05(b).
"Earn-out Consideration" has the meaning set forth in Section 2.02(d).
"Earn-out Excess" has the meaning set forth in Section 2.05(h).
"Earn-out Payment" has the meaning set forth in Section 2.05(a).

"Earn-out Period" means the period beginning on January 1, 2019 and ending on December 31, 2022 (or December 31, 2023 but only in the event that Sellers have not earned $10,000,000 of Earn-out Payments in the aggregate in respect of all Calculation Periods through the calendar year ending on December 31, 2022).
"Earn-out Shortfall" means, with respect to each Calculation Period occurring during the Earn-out Period, the amount (if any) by which the EBITDA Threshold for the applicable Calculation Period exceeds the EBITDA for such Calculation Period.
"Earn-out Shortfall Calculation Period" has the meaning set forth in Section 2.05(h).
"EBITDA" means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of Mission US and Mission UK (on a consolidated basis) for such Calculation Period, determined in accordance with GAAP. The following shall be added back to EBITDA: 1. All legal, reporting, auditing and regulatory costs incurred in connection with TMG's status as a publicly traded company or SEC reporting company, 2. Incremental integration, back office and property costs exceeding the commitments of Mission UK and Mission US preceding the transactions contemplated by this Agreement, 3. Inter-company charges from TMG, and 4. Up to $200,000 of Transaction Expenses paid by Mission UK or Mission US in the Calculation Period ending December 31, 2018; provided, that for purposes of the Earn-out Calculation in respect of such Calculation Period only, the aggregate amount of all of the foregoing added back to EBITDA shall not exceed $200,000.  The parties understand and agree that Nicola's total compensation for the period January 1, 2018 to June 30, 2018 shall not be deducted from the net income of Mission US and Mission UK (on a consolidated basis) in calculating EBITDA for the Calculation Period ending December 31, 2018.
"EBITDA Threshold" means, with respect to the Calculation Period ending December 31, 2019, $3,000,000, with respect to the Calculation Period ending December 31, 2020, $3,500,000 and with respect to any Calculation Period thereafter, $4,000,000.
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction or preference of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other third party rights or interest howsoever arising.
"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with Mission US or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.
"Escrow Agent" means Withers Bergman LLP.
"Escrow Agreement" means the Escrow Agreement to be entered into by Buyer, Sellers and Escrow Agent at the Closing, in the form of Exhibit A attached hereto.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"GDPR" means the European Union General Data Protection Regulation.
"Good Reason" has the meaning set forth in Seller's employment agreement with MM Inc, TMG or one of TMG's Affiliates.

"Goodwill Purchase Agreement" has the meaning set forth in the recitals.
"Government Contracts" has the meaning set forth in Section 4.08(a)(viii).
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
"Indebtedness" means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
"Indemnified Party" has the meaning set forth in Section 9.05.
"Indemnifying Party" has the meaning set forth in Section 9.05.
"Independent Accountant" means an impartial internationally recognized firm of independent certified public accountants (other than Buyer's Accountants and Sellers' Accountants) appointed by the mutual written agreement of Buyer and Sellers.

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.
"James Employment Agreement" means that certain Employment Agreement, dated as of the date hereof, among MM Inc, TMG and James in the form attached hereto as Exhibit B.
"Knowledge of Buyer or TMG" or any other similar knowledge qualification, means the actual or constructive knowledge of Christopher Broderick, Michael Tenore, Robert Machinist, and Andrew Bressman, as applicable, after due inquiry.
"Knowledge of Seller", "Sellers' Knowledge" or any other similar knowledge qualification, means the actual knowledge of each of Nicola, James, Helen Croft, Paul Allen, Kevin Dundas, or Mez Corfield after due inquiry.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Lease" has the meaning set forth in Section 5.10(g)(ii).
"Lease Sums" has the meaning set forth in Section 5.10(i).
"Liabilities" has the meaning set forth in Section 4.06.
"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of Mission US, Mission UK or any member of the Mission UK Group (other than events, occurrences, facts, conditions or changes occurring generally in the economies where the Business operates or occurring generally in the advertising industry), or (b) the ability of either Seller to consummate the transactions contemplated hereby.
"Material Breach" means either Seller are in material breach of Sections 7.05 or Section 9.06 of this Agreement or the equivalent sections of the Goodwill Purchase Agreement.
"Material Contracts" has the meaning set forth in Section 4.08(a).
"Mission Companies" means, collectively, Mission UK and Mission US.
"Mission-Media (Property) LLP" means Mission-Media (Property) LLP, a limited liability partnership formed under the Laws of England and Wales (registered no. OC330955).
"Mission Rights Limited" means Mission Rights Limited, a private limited company incorporated in England and Wales (registered number 09564437).
"Mission UK" has the meaning set forth in the recitals.
"Mission UK Audited Financial Statements" has the meaning set forth in Section 5.04.
"Mission UK Balance Sheets" has the meaning set forth in Section 5.04.
"Mission UK Balance Sheet Date" has the meaning set forth in Section 5.04.
"Mission UK Financial Statements" has the meaning set forth in Section 5.04.
"Mission UK Group" means, collectively, Mission UK and all of the Mission UK Subsidiaries.
"Mission UK Insurance Policies" has the meaning set forth in Section 5.15.
"Mission UK Intellectual Property" means all Intellectual Property that is owned by the Mission UK Group.
"Mission UK Interim Balance Sheets" has the meaning set forth in Section 5.04.
"Mission UK Interim Balance Sheet Date" has the meaning set forth in Section 5.04.
"Mission UK Interim Financial Statements" has the meaning set forth in Section 5.04.
"Mission UK IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any member of Mission UK Group is a party, beneficiary or otherwise bound.
"Mission UK Material Customers" has the meaning set forth in Section 5.14(a).

"Mission UK Material Suppliers" has the meaning set forth in Section 5.14(b).
"Mission UK Real Property" means the real property owned, leased or subleased by any member of Mission UK Group, together with all buildings, structures and facilities located thereon.
"Mission UK IP Registrations" means all Mission UK Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
"Mission UK Share Transfer" has the meaning set forth in Section 2.03(b)(i)(B).
"Mission UK Shares" has the meaning set forth in the recitals.
"Mission UK Subsidiaries" means, collectively, MM Inc and MM Ltd.
"Mission UK Systems" has the meaning set forth in Section 5.12(h).
"Mission US" has the meaning set forth in the recitals.
"Mission US Assignment" has the meaning set forth in Section 2.03(b)(i)(A).
"Mission US Balance Sheet" has the meaning set forth in Section 4.05(a).
"Mission US Balance Sheet Date" has the meaning set forth in Section 4.05(a).
"Mission US Insurance Policies" has the meaning set forth in Section 4.14.
"Mission US Intellectual Property" means all Intellectual Property that is owned by Mission US.
"Mission US Interests" has the meaning set forth in the recitals.
"Mission US Interim Balance Sheet" has the meaning set forth in Section 4.05(a).
"Mission US Interim Balance Sheet Date" has the meaning set forth in Section 4.05(a).
"Mission US Interim Financial Statements" has the meaning set forth in Section 4.05(a).
"Mission US IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which Mission US is a party, beneficiary or otherwise bound.

"Mission US IP Registrations" means all Mission US Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
"Mission US Material Customers" has the meaning set forth in Section 4.13(a).
"Mission US Material Suppliers" has the meaning set forth in Section 4.13(b).
"Mission US Real Property" means the real property owned, leased or subleased by Mission US, together with all buildings, structures and facilities located thereon.
"Mission US Systems" has the meaning set forth in Section 4.11(h).
"Mission US Unaudited Financial Statements" has the meaning set forth in Section 4.05(a).
"MM Inc" means Mission Media USA, Inc., a New York corporation.
"MM Inc Balance Sheet Date" means December 31, 2017.
"MM Inc Financial Statements" has the meaning set forth in Section 4.05(b).
"MM Inc Interim Financial Statements" has the meaning set forth in Section 4.05(b).
"MM Inc Shares" has the meaning set forth in Section 5.03(d).
"MM Inc US Real Property" means the real property owned, leased or subleased by MM Inc, together with all buildings, structures and facilities located thereon.
"MM Inc Unaudited Financial Statements" has the meaning set forth in Section 4.05(b).
"MM Ltd" means Mission-Media Limited, a private limited company incorporated in England and Wales (registered no. 04745677).
"MM Ltd Shares" has the meaning set forth in Section 5.03(b).
"Multiemployer Plan" has the meaning set forth in Section 4.18(c).
"Nicola Employment Agreement" means that certain Employment Agreement, dated as of the date hereof, among MM Inc, TMG and Nicola in the form attached hereto as Exhibit C.
"Non-U.S. Benefit Plan" has the meaning set forth in Section 4.18(a).
"Office Lease" means that certain Agreement of Lease, dated as of July 14, 2014, between Stellar 123 Lafayette LLC and 123 Lafayette Investor LLC, on the one hand, as "Owner", and MM Inc, on the other hand, as "Tenant", with respect to the entire fourth floor in the building located at 123 Lafayette Street, New York, New York.

"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a private limited company incorporated in England and Wales, the Organizational UK Documents; and (e) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, private limited company incorporated in England and Wales or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
"Organizational UK Documents" means the articles of association, memorandum of association and certificate of incorporation (including any certificates of incorporation on change of name and, to the extent not reflected in the articles of association or memorandum of association, any resolution amending such articles of association or memorandum of association).
"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, private limited company, Governmental Authority, unincorporated organization, trust, association, or other entity.
"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
"Post-Closing Taxes" means Taxes of Mission US, MM Inc, Mission UK or MM Ltd (as applicable) for any Post-Closing Tax Period.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
"Pre-Closing Taxes" means Taxes of Mission US, Mission UK, MM Inc or MM Ltd (as applicable) for any Pre-Closing Tax Period.
"Qualified Benefit Plan" has the meaning set forth in Section 4.18(c).
"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Restricted Period" has the meaning set forth in Section 7.05(a).
"Review Period" has the meaning set forth in Section 2.05(b).
"SEC" means the U.S. Securities and Exchange Commission.
"Sellers" has the meaning set forth in the preamble.
"Sellers' Accountants" means Barnes Roffe LLP.
"Single Employer Plan" has the meaning set forth in Section 4.18(c).
"Solvent" means, with respect to a particular date and Person, that on such date (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the TMG Shares as contemplated by this Agreement, such Person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such Person is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (v) such Person is not a defendant in any civil action that would result in a judgment that such Person is or would become unable to satisfy.
"Stock Consideration" has the meaning set forth in Section 2.02(c).
"Stock Consideration Release Date" means June 29, 2019, June 29, 2020, June 29, 2021, and June 29, 2022.
"Straddle Period" has the meaning set forth in Section 8.04.
"Sublease" means that Agreement of Sublease, dated as of January 19, 2018, between MM Inc, as "Sublandlord", and Ralph Interactive, Inc., a New York corporation, as "Subtenant", with respect to a portion of the fourth floor in the building located at 123 Lafayette Street, New York, New York.
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Claim" has the meaning set forth in Section 8.05.
"Tax Return" means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Third Party Claim" has the meaning set forth in Section 9.05(a).
"TMG" means Troika Media Group, Inc., a Nevada corporation.
"TMG Audited Financial Statements" has the meaning set forth in Section 6.04.
"TMG Balance Sheet" has the meaning set forth in Section 6.04.
"TMG Balance Sheet Date" has the meaning set forth in Section 6.04.
"TMG Disclosure Schedules" means the Disclosure Schedules delivered by Buyer and TMG simultaneously with the execution and delivery of this Agreement.
"TMG Financial Statements" has the meaning set forth in Section 6.04.
"TMG Interim Financial Statements" has the meaning set forth in Section 6.04.
"TMG Group" means Buyer, TMG, Troika Services Inc., a New York corporation, Troika Analytics Inc., a New York corporation, Troika Design Group Inc., a California corporation, and Troika Productions LLC, a California limited liability company.
"TMG Group Benefit Plan" means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any member of the TMG Group for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of TMG Group or any spouse or dependent of such individual, or under which any member of the TMG Group or any of their respective TMG Group ERISA Affiliates has or may have any Liability, or with respect to which any member of the TMG Group would reasonably be expected to have any Liability, contingent or otherwise.
"TMG Group ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with any member of the TMG Group or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"TMG Group Insurance Policies" has the meaning set forth in Section 6.13.
"TMG Group Intellectual Property" means all Intellectual Property that is owned by any member of the TMG Group.
"TMG Group IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any member of the TMG Group is a party, beneficiary or otherwise bound.
"TMG Group IP Registration" means all TMG Group Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
"TMG Group Material Customers" means each customer who has paid aggregate consideration to any member of the TMG Group for goods or services rendered in an amount greater than or equal to $200,000 for either of the two (2) most recent fiscal years.
"TMG Group Material Suppliers" means each supplier to whom any member of the TMG Group has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for either of the two (2) most recent fiscal years.
"TMG Group Multiemployer Plan" has the meaning set forth in Section 6.17(a).
"TMG Group Qualified Benefit Plan" has the meaning set forth in Section 6.17(a).
"TMG Group Single Employer Plan" has the meaning set forth in Section 6.17(b).
"TMG Group Systems" has the meaning set forth in Section 6.10(h).
"TMG Interim Balance Sheet" has the meaning set forth in Section 6.04.
"TMG Interim Balance Sheet Date." has the meaning set forth in Section 6.04.
"TMG Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of TMG, or (b) the ability of Buyer or TMG to consummate the transactions contemplated hereby.
"TMG Material Contracts" has the meaning set forth in Section 6.07(a).
"TMG Permitted Encumbrances" has the meaning set forth in Section 6.08(a).
"TMG Real Property" means the real property owned, leased or subleased by any member of the TMG Group, together with all buildings, structures and facilities located thereon.
"TMG Shares" has the meaning set forth in Section 2.02(c).

"TMG Stock" has the meaning set forth in Section 6.03(d).
"Transaction Expenses" means all fees and expenses incurred by Mission UK, any Mission UK Subsidiary, Mission US, MM Inc, Nicola or James at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, other than any and all broker's fees associated herewith or therewith.
"TUPE" means the Transfer of Undertakings (Protection of Employment) Regulations 2006.
"UK Benefit Plan" has the meaning set forth in Section 5.19(a).
"UK GAAP" means United Kingdom generally accepted accounting principles in effect from time to time.
"UK Material Contracts" has the meaning set forth in Section 5.07.
"UK Permitted Encumbrances" has the meaning set forth in Section 5.10(a).
"UK Sublease" has the meaning set forth in Section 5.09(h).
"Union" has the meaning set forth in Section 4.19(b).
"US Permitted Encumbrances" has the meaning set forth in Section 4.09(a).
"Visa Employees" means, collectively, Nicola, James, James Allan, Jono Wylie, Katie Rappaport, Maddie Bishop, Meg Hamer, Mica Keeney, Sasha Yeomans, Lain Saccuzzo, and Marina Facciolo.
"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
"Withholding Affidavits" has the meaning set forth in Section 2.03(b)(i)(D).
ARTICLE II
PURCHASE AND SALE
Section 2.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers' right, title, and interest in and to Sellers' respective Mission US Interests and Mission UK Shares, in all cases free and clear of all Encumbrances, for the consideration specified in Section 2.02.
Section 2.02     Purchase Price.  Subject to the terms and conditions contained in this Agreement, as consideration for all the Mission US Interests and all the Mission UK Shares, Buyer shall pay Sellers an aggregate purchase price, together with the aggregate purchase price under the Goodwill Purchase Agreement, not to exceed $25,000,000 plus the Stock Consideration (the "Aggregate Purchase Price"), which Aggregate Purchase Price consists of the following:

(a)     Cash, together with the cash payable under the Goodwill Purchase Agreement, in the amount of $11,000,000 (the "Closing Cash Consideration"), payable in accordance with the provisions set forth in Section 2.03;
(b)     Cash, together with the cash payable under the Goodwill Purchase Agreement, in an amount, if any, up to $4,000,000 (the "Contingent Cash Consideration"), payable subject to the terms and conditions set forth in Section 2.04;
(c)     Up to, together with the shares issuable under the Goodwill Purchase Agreement, 50,000,000 (subject to equitable adjustment for stock splits, stock combinations, reclassifications, recapitalizations or other similar events) restricted shares of common stock in TMG, deliverable in accordance with the provisions set forth in Section 7.17 (such shares are referred to in this Agreement as the "TMG Shares"), and subject to the terms and conditions contained in the Escrow Agreement and Section 2.06 (the "Stock Consideration"); and
(d)     Cash, together with the cash payable under the Goodwill Purchase Agreement, in an amount, if any, up to $10,000,000 (the "Earn-out Consideration"), payable subject to the terms and conditions set forth in Section 2.05.
Section 2.03     Transactions to be Effected at the Closing.
(a)	At the Closing, Buyer shall:
(i)	deliver to Sellers:
(A) the Closing Cash Consideration (less deductions pursuant to Section 2.08) by wire transfer of immediately available funds to the bank account designated in writing by Sellers;
(B) evidence reasonably satisfactory to Sellers of the appointment of Nicola to TMG's board of directors, effective as of the Closing Date, as contemplated by Section 7.02;

     (C)     the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at the Closing pursuant to this Agreement (in each case duly executed by Buyer or such Affiliate thereof that is party thereto);

(D) a copy of the legal opinion of TMG's counsel in connection with the issuance of the TMG Shares;
(E) a copy of the authorization of the issuance of the TMG Shares.

(ii)	deliver to the Escrow Agent:
(A) the Escrow Agreement, duly executed by Buyer;
(iii)	deliver to Nicola the Goodwill Purchase Agreement, duly executed by Buyer.
(iv)	issue instructions to the TMG's transfer agent, American Stock Transfer & Trust Company, instructing TMG's transfer agent to issue the TMG Shares in accordance with Section 7.17.
(b)	At the Closing, Sellers shall:
(i)	deliver to Buyer:

     (A)     with respect to each Seller's Mission US Interests, an Assignment of the Membership Interests substantially in the form of Exhibit D attached hereto (each a "Mission US Assignment"), duly executed by such Seller;

     (B)  with respect to each Seller's Mission UK Shares, stock transfer forms in the form of Exhibit E attached hereto (each a "Mission UK Share Transfer"), duly executed by such Seller, and those other documents listed on Exhibit F attached to this Agreement;

(C) the Goodwill Purchase Agreement, duly executed by Nicola;

     (D)     affidavits in form and substance reasonably satisfactory to Buyer, dated the Closing Date, pursuant to Section 1446(f)(2) of the Code and Treasury Regulations Section 1.1445-2(b), certifying that each of the Sellers is not a foreign person as that term is used therein (the "Withholding Affidavits"); it being understood that if Sellers fail to deliver such Withholding Affidavits, Buyer shall be entitled to withhold, or cause to be withheld, such amount as may be required to be withheld under Section 1446 and Section 1445 of the Code;

(E) evidence satisfactory to Buyer that Mission UK has ceased to be member of, and no longer owns any equity interest in, each of Mission-Media (Property) LLP and Mission Rights Limited;

     (F)     evidence satisfactory to Buyer that the dissolution of each of Mission-Media (Property) LLP and Mission Rights Limited has commenced prior to Closing, in each case in accordance with applicable Law;

     (G)     the other Ancillary Documents and all other agreements (including each of the James Employment Agreement and the Nicola Employment Agreement), documents, instruments or certificates required to be delivered by each of the Sellers at the Closing pursuant to this Agreement (in each case duly executed by each such Seller); and

(H) consolidated balance sheet with respect to Mission US and Mission UK as of May 31, 2018; and
(I) current, as of Closing, cash report summarizing attached bank statements.
(ii)	deliver to the Escrow Agent, the Escrow Agreement, duly executed by each Seller;
(iii)	grant Buyer, TMG, and the respective Representatives designated by Buyer and TMG at or prior to Closing access to all of the respective bank accounts of Mission US, Mission UK, MM Inc and MM Ltd.

Section 2.04     Payment of Contingent Cash Consideration.
(a)     Subject to the terms and conditions of this Agreement, if EBITDA for the Calculation Period ending December 31, 2018 is equal to or greater than $2,500,000, then at such time as provided in Section 2.04(c), Buyer shall pay to Sellers the Contingent Cash Consideration in cash by wire transfer of immediately available funds to the bank account designated in writing by Sellers. In the event that EBITDA for the Calculation Period ending December 31, 2018 is less than $2,500,000, the Contingent Cash Consideration shall be calculated as the product obtained by multiplying (A) $4,000,000, together with the cash payable under the Goodwill Purchase Agreement, by (B) a fraction, the numerator of which is EBITDA for the Calculation Period ending December 31, 2018 and the denominator of which is $2,500,000.
(b)     On or before the date which is ninety (90) days after the last day of the Calculation Period ending December 31, 2018, Buyer shall prepare and deliver to Sellers a written statement (the "Contingent Cash Calculation Statement") setting forth in reasonable detail its determination of EBITDA for the Calculation Period ending December 31, 2018 and Buyer's calculation of the Contingent Cash Consideration (the "Contingent Cash Calculation").  Sellers shall have fifteen (15) Business Days after receipt of the Contingent Cash Calculation Statement (the "Contingent Cash Review Period") to review the Contingent Cash Calculation Statement and the Contingent Cash Calculation set forth therein.  During the Contingent Cash Review Period, Sellers and their Representatives may inspect the respective books and records of Mission US and Mission UK during normal business hours at the respective offices of Mission US and Mission UK, in each case upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the amount of the resulting Contingent Cash Consideration.  Prior to the expiration of the Contingent Cash Review Period, Sellers may object to the Contingent Cash Calculation set forth in the Contingent Cash Calculation Statement by delivering a written notice of objection (a "Contingent Cash Calculation Objection Notice") to Buyer.  Any Contingent Cash Calculation Objection Notice shall specify the items in the Contingent Cash Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Sellers fail to deliver a Contingent Cash Calculation Objection Notice to Buyer prior to the expiration of the Contingent Cash Review Period, then the Contingent Cash Calculation set forth in the Contingent Cash Calculation Statement shall be final and binding on the parties hereto and such failure shall constitute an indefeasible waiver of Sellers' ability to challenge such Contingent Cash Calculation.  If Sellers timely deliver a Contingent Cash Calculation Objection Notice, Buyer and Sellers shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the amount of the Contingent Cash Consideration.  If Buyer and Sellers are unable to reach agreement within thirty (30) days after such a Contingent Cash Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant.  The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Contingent Cash Calculation as promptly as practicable, but in no event longer than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Contingent Cash Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer, on the one hand, and Sellers, on the other hand, shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer, on the one hand, and Sellers, on the other hand (and not by independent review).  The resolution of the dispute and the calculation of EBITDA for the Calculation Period ending December 31, 2018 by the Independent Accountant shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountant shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in proportion to the amounts by which their respective calculations of EBITDA differ from EBITDA as finally determined by the Independent Accountant.

(c)     Subject to Section 2.04(e), the Contingent Cash Consideration that Buyer is required to pay pursuant to Section 2.04(a) hereof shall be paid in full no later than ten (10) Business Days following the date upon which the determination of EBITDA for the Calculation Period ending December 31, 2018 becomes final and binding upon the parties as provided in Section 2.04(b) (including any final resolution of any dispute raised by Sellers in an Contingent Cash Calculation Objection Notice).  Notwithstanding any other provision contained in this Agreement, each Seller's right to receive his or her portion of the Contingent Cash Consideration (if any) that becomes due and payable hereunder is expressly conditioned upon the following:  (i) each Seller is not in Material Breach of this Agreement, (ii) Nicola is not in Material Breach of the Goodwill Purchase Agreement (as Material Breach is defined therein) and (iii) neither Seller has been terminated for Cause by TMG or an Affiliate thereof and has not quit such employment by MM Inc, TMG or an Affiliate thereof without Good Reason, in each case as of the date such Contingent Cash Consideration is to be made by Buyer.
(d)     Intentionally Omitted.
(e)     Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.04 the amount of any Losses to which any Buyer Indemnitee is entitled pursuant to Section 9.06 of this Agreement.
Section 2.05     Payment of Earn-out Consideration.
(a)     Subject to the terms and conditions of this Agreement, at such times as provided in Section 2.05(d), Buyer shall pay to Sellers with respect to each Calculation Period within the Earn-out Period in which the EBITDA Threshold has been achieved an aggregate amount, if any (each, an "Earn-out Payment"), equal to fifty percent (50%) of EBITDA for the corresponding Calculation Period; provided, that (x) in no event shall Buyer be obligated to pay Sellers more than $10,000,000, together with the cash payable under the Goodwill Purchase Agreement, in the aggregate in respect of all Calculation Periods during the Earn-out Period; and (y) in no event shall any Earn-out Payment (plus the amount, if any, payable under Section 2.05(h) in respect of the immediately preceding Earn-out Shortfall Calculation Period) exceed fifty percent (50%) of EBITDA for the corresponding Calculation Period.  For the avoidance of doubt, if the EBITDA for a particular Calculation Period does not exceed the applicable EBITDA Threshold, no Earn-out Payment shall be due for such Calculation Period, except as expressly set forth in Section 2.05(h).
(b)     On or before the date which is ninety (90) days after the last day of each Calculation Period (each such date, an "Earn-out Calculation Delivery Date"), Buyer shall prepare and deliver to Sellers a written statement (in each case, an "Earn-out Calculation Statement") setting forth in reasonable detail its determination of EBITDA for the applicable Calculation Period and Buyer's calculation of the resulting Earn-out Payment, if any (in each case, an "Earn-out Calculation").  Sellers shall have fifteen (15) Business Days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the "Review Period") to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein.  During the Review Period, Sellers and their Representatives may inspect the respective books and records of Mission US and Mission UK during normal business hours at the respective offices of Mission US and Mission UK, in each case upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the resulting Earn-out Payment (if any).  Prior to the expiration of the Review Period, Sellers may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an "Earn-out Calculation Objection Notice") to Buyer.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Sellers fail to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto and such failure shall constitute an indefeasible waiver of Sellers' ability to challenge such Earn-out Calculation.  If Sellers timely deliver an Earn-out Calculation Objection Notice, Buyer and Sellers shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn-out Payment (if any) for the applicable Calculation Period.  If Buyer and Sellers are unable to reach agreement within thirty (30) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant.  The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event longer than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer, on the one hand, and Sellers, on the other hand, shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer, on the one hand, and Sellers, on the other hand (and not by independent review).  The resolution of the dispute and the calculation of EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountant shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in proportion to the amounts by which their respective calculations of EBITDA differ from EBITDA as finally determined by the Independent Accountant.

(c)     Except as set forth in Section 2.05(h), (i) Buyer's obligation to pay each of the Earn-out Payments to Sellers in accordance with Section 2.05(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and (ii) the obligation to pay an Earn-out Payment to Sellers shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment.  Notwithstanding any other provision contained in this Agreement, each Seller's right to receive his or her portion of any Earn-out Payment that becomes due and payable hereunder is expressly conditioned upon the following: (i) each Seller is not in Material Breach of this Agreement, (ii) Nicola is not in Material Breach of the Goodwill Purchase Agreement (as Material Breach is defined therein) and (iii) neither Seller has been terminated for Cause by MM Inc, TMG or an Affiliate thereof and has not quit such employ without Good Reason, in each case as of the date such Earn-out Payment is to be made by Buyer.
(d)     Subject to Section 2.05(e), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.05(a) or Section 2.05(h) hereof shall be paid in full no later than ten (10) Business Days following the date upon which the determination of EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.05(b) (including any final resolution of any dispute raised by Sellers in an Earn-out Calculation Objection Notice).  Buyer shall pay to Sellers the applicable Earn-out Payment in cash by wire transfer of immediately available funds to the bank account designated in writing by Sellers.
(e)     Subsequent to the Closing, at all times during the Earn-Out Period (or until Sellers have earned $10,000,000, together with the cash payable under the Goodwill Purchase, of Earn-out Payments in the aggregate in respect of all Calculation Periods during the Earn-out Period), TMG and Buyer shall operate the respective businesses of Mission US, Mission UK and MM Ltd in the ordinary course of business consistent with the respective past practices of Mission US, Mission UK and MM Ltd, and will (except with the prior written consent of the Sellers):
(i)	maintain separate books and records for the Business;
(ii)	generate appropriate stand-alone financial statements of the Business in order for all EBITDA to be calculated and reviewed in accordance with this Agreement;
(iii)	provide reasonable access and information to Sellers so that Sellers can monitor, from time to time, the ongoing financial performance of the Business; and
(iv)
     promote and continue the operations of the Business with a view to the achievement of the maximization of EBITDA during the Earn-Out Period consistent with and subject to overall fair and reasonable enterprise wide objectives and policies.

(f)     Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.05 the amount of any Losses to which any Buyer Indemnitee is entitled pursuant to Section 9.06 of this Agreement.
(g)     The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, Mission US or Mission UK, (ii) each Seller shall not have any rights as a security holder of Buyer, Mission US or Mission UK as a result of such Seller's contingent right to receive any Earn-out Payment hereunder and (iii) no interest is payable with respect to any Earn-out Payment.

(h)     With respect to each Calculation Period (other than the Calculation Period ending December 31, 2023, if applicable), in the event that an Earn-out Shortfall exists in respect thereof (an "Earn-out Shortfall Calculation Period") and EBITDA for the immediately succeeding Calculation Period exceeds the sum of (A) the EBITDA Threshold for such succeeding Calculation Period plus (B) the amount of such Earn-out Shortfall (the amount of such excess, if any, is referred to herein as the "Earn-out Excess"), then Sellers shall be entitled to receive an Earn-Out Payment in respect of such Earn-out Shortfall Calculation Period, which Earn-Out Payment shall be calculated as though the EBITDA for such Earn-out Shortfall Calculation Period was the sum of (A) the actual EBITDA for such Earn-out Shortfall Calculation Period plus (B) the Earn-out Excess of the immediately succeeding Calculation Period. The foregoing provisions of this Section 2.05(h) are subject to the provisions set forth in Section 2.05(a), including, but not limited to, clause (y) thereof.
Section 2.06     Subsequent Issuance of TMG Shares.
(a)     Subject to the terms and conditions of this Agreement, with respect to each Seller, on each Stock Consideration Release Date (or if such Stock Consideration Release Date is not a Business Day, then on the next Business Day), Buyer shall cause to be released to such Seller from the escrow established under the Escrow Agreement (and the parties shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such TMG Shares to Sellers), 5,000,000 (subject to equitable adjustment for stock splits, stock combinations, reclassifications, recapitalizations or other similar events) restricted TMG Shares issued as described in Section 7.17; provided that on such Stock Consideration Release Date (a) no Seller is in Material Breach of this Agreement, (b) Nicola is not in Material Breach of the Goodwill Purchase Agreement (as defined therein) and (c) neither Seller has been terminated for Cause by MM Inc, TMG or an Affiliate thereof and has not quit such employment by TMG or an Affiliate thereof without Good Reason.  In the event that any of the foregoing conditions precedent is not satisfied on any particular Stock Consideration Release Date, then the TMG Shares corresponding thereto shall be released to TMG (and the parties hereto shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such TMG Shares to TMG).
(b)     Buyer shall have the right to withhold and set off against any amount otherwise due to be paid or released pursuant to this Section 2.06 the amount of any Losses to which any Buyer Indemnitee is entitled pursuant to Section 9.06 of this Agreement.
Section 2.07     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof (the "Closing Date") via the exchange of this Agreement and the Ancillary Documents by all the parties hereto and thereto.
Section 2.08     Withholding Tax; Stamp Duty.  Buyer shall be entitled to deduct and withhold from the Aggregate Purchase Price (and/or any portion thereof) all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Sellers hereunder.  All stamp duty payable in the United Kingdom in respect of the transfer of the Mission UK Shares shall be borne by the Buyer, provided, however, that the Sellers will promptly reimburse the Buyer for fifty percent (50%) of any such stamp duty, if any, in excess of $30,000.
Section 2.09     Allocation of Payments to Sellers.  Except as otherwise expressly set forth in this Agreement, all amounts payable to Sellers by Buyer under this Agreement shall be paid in the following proportions:  (a) fifty percent (50%) to Nicola and (b) fifty percent (50%) to James.

Section 2.10     Tax Allocation.  Sellers and Buyer shall allocate that portion of the Aggregate Purchase Price allocated to Mission US among the assets and liabilities of Mission US in accordance with Section 1060 of the Code, and such allocation shall be binding on the parties for all Tax purposes.  Sellers and Buyer shall allocate a portion of the Aggregate Purchase Price to the Mission UK Shares, subject to a maximum amount of $7,500,000 in respect of such allocation. In addition, but subject to the foregoing, Sellers and Buyer shall allocate the Aggregate Purchase Price under this Agreement and the aggregate purchase price under the Goodwill Purchase Agreement, and such allocation shall be final and binding on the parties for all Tax Purposes.  Specifically, within sixty (60) days after Closing, the Sellers shall prepare and deliver a draft allocation to Buyer for Buyer's review and approval, such approval not to be unreasonably withheld, conditioned or delayed.  Buyer shall have fifteen (15) Business Days to review, approve or object to such allocation.  If Buyer objects to such allocation, the parties shall negotiate in good faith to resolve the disputed items.  If Buyer and Sellers are unable to reach agreement within thirty (30) days after such objection has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant.  The Independent Accountant shall be directed to render a written report on the unresolved disputed items as promptly as practicable, but in no event longer than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the objection notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer, on the one hand, and Sellers, on the other hand, shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer, on the one hand, and Sellers, on the other hand (and not by independent review).  The resolution of the dispute shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountant shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in proportion to the amounts by which their respective allocations differ from the allocations as finally determined by the Independent Accountant. The parties agree that such allocations will be established by arms' length negotiation between Sellers and Buyer.  The parties shall, and shall cause their respective Affiliates to, file their Tax Returns consistently with such allocations.  Each party hereto shall not take, and shall not permit any of such party's Affiliates to take, a position on any Tax Return, before any tax authority charged with the collection of any Tax or in any proceeding involving any Tax that is inconsistent with such allocation unless required to do so by Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS
Each Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.
Section 3.01     Authority and Binding Obligation.  Each Seller is an individual and has the full legal capacity to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out such Seller's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  With respect to each Seller, this Agreement and each Ancillary Document to which such Seller is a party has been duly executed and delivered by such Seller, and (assuming due authorization, execution, and delivery by the other parties hereto or thereto, as applicable) this Agreement and each such Ancillary Document constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.
Section 3.02     Title.
(a)     Each Seller is the record and beneficial owner of, and has good and valid title to, such Seller's Mission US Interests, free and clear of all Encumbrances.  The Mission US Interests set forth opposite such Seller's name on Section 3.02(a) of the Disclosure Schedules constitutes all of the equity securities owned either of record or beneficially by such Seller in Mission US, and such Seller does not have any other right to receive any equity securities in Mission US.  Each Seller is not a party to, or bound by, any Contract, other than the Organizational Documents of Mission US, restricting the transfer of any of the Mission US Interests held by such Seller or governing the voting of such Mission US Interests.
(b)     Each Seller is the legal and beneficial owner of, and has good and valid title to, such Seller's Mission UK Shares, which are fully paid-up, free and clear of all Encumbrances.  The Mission UK Shares set forth opposite such Seller's name on Section 3.02(b) of the Disclosure Schedules constitutes all of the shares held, legally or beneficially by such Seller in the capital of Mission UK, and such Seller does not have any other right to receive any shares in the capital of Mission UK.  Each Seller is not a party to, or bound by, any Contract restricting the transfer of any of the Mission UK Shares held by such Seller or governing the voting of such Mission UK Shares.

Section 3.03     Brokers. Except as set forth in Section 3.03 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of either Seller.
Section 3.04     Investment in TMG Shares.  Each Seller understands that the offer and sale of the TMG Shares has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws.  Each Seller is acquiring such Seller's TMG Shares for such Seller's own account, for such Seller's own investment only and not with a view to resale or distribution thereof.  Each Seller acknowledges that the TMG Shares may not be sold or otherwise transferred without registration of the offer and sale thereof under the Securities Act, or an exemption therefrom, and applicable state securities laws.  Each Seller has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in TMG and making an informed decision with respect thereto, and each Seller is able to bear the economic and financial risk of an investment in TMG for an indefinite period of time.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES RELATING TO MISSION US
Each Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01     Organization, Authority and Qualification.  Mission US is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Mission US is licensed or qualified to do business, and Mission US is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by Mission US in connection with this Agreement and the other Ancillary Documents have been duly authorized.
Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Mission US or MM Inc; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Mission US, MM Inc, or any Seller; (c) except as set forth on Section 4.02 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Mission US, MM Inc, or any Seller is a party or by which Mission US, MM Inc, or any Seller is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Mission US, MM Inc or any Seller; or (d) result in the creation or imposition of any Encumbrance other than US Permitted Encumbrances on any properties or assets of Mission US, MM Inc, or any Seller. Other than visa related notifications for the Visa employees, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Mission US, MM Inc, or any Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.03     Capitalization.
(a)     The Mission US Interests constitute one hundred percent (100%) of the total issued and outstanding limited liability company membership interests in Mission US. The Mission US Interests have been duly authorized and are validly issued, fully-paid and non-assessable.  Upon consummation of the transactions contemplated by this Agreement, Buyer owns all of the Mission US Interests, free and clear of all Encumbrances.
(b)     All of the Mission US Interests were issued in compliance with applicable Laws. The Mission US Interests were not issued in violation of the Organizational Documents of Mission US or any other agreement, arrangement, or commitment to which any Seller or Mission US is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any limited liability company membership interests in Mission US or obligating any Seller or Mission US to issue or sell any limited liability company membership interests (including the Mission US Interests), or any other interest, in Mission US. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Mission US Interests.

Section 4.04     No Subsidiaries. Mission US does not have any subsidiaries and does not own, directly or indirectly, any ownership interest in any other Person.
Section 4.05     Financial Statements.
(a)     Complete copies of an unaudited combined balance sheet of Mission US and MM Inc. as at May 31, 2018 are included in the Disclosure Schedules. The Mission US Balance Sheet is based on the books and records of Mission US, and fairly present the financial condition of Mission US and MM Inc. as of the date prepared. The combined balance sheet of Mission US and MM Inc. as of May 31, 2018 is referred to herein as the "Mission US Balance Sheet" and the date thereof as the "Mission US Balance Sheet Date".
(b)     The business of MM Inc has been operated in a manner consistent with the operation of the respective businesses of Mission US, Mission UK and MM Ltd. MM Inc. maintains a standard system of accounting established and administered in accordance with UK GAAP.
Section 4.06     Undisclosed Liabilities. Mission US has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Mission US Balance Sheet as of the Mission US Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Mission US Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 4.07     Absence of Certain Changes, Events, and Conditions.  Since the Mission US Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Mission US, any:
(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)     amendment of the Organizational Documents of Mission US;
(c)     split, combination or reclassification of any limited liability company membership interests in Mission US;
(d)     issuance, sale or other disposition of, or creation of any Encumbrance on, any limited liability company membership interests in Mission US, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any limited liability company membership interests in Mission US;
(e)     declaration or payment of any distributions on or in respect of any limited liability company membership interests in Mission US or redemption, purchase or acquisition of any of Mission US's outstanding limited liability company membership interests;
(f)     material change in any method of accounting or accounting practice of Mission US, except as disclosed in the notes to the Mission US Balance Sheet;
(g)     material change in Mission US's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     entry into any Contract that would constitute a Material Contract;
(i)     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)     except as set forth on Section 4.07(j) of the Disclosure Schedule, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Mission US Balance Sheet or cancellation of any debts or entitlements;
(k)     transfer or assignment of or grant of any license or sublicense under or with respect to any Mission US Intellectual Property or Mission US IP Agreements;
(l)     abandonment or lapse of or failure to maintain in full force and effect any Mission US IP Registration or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Mission US Intellectual Property;
(m)     material damage, destruction or loss (whether or not covered by insurance) to its property;
(n)     any capital investment in, or any loan to, any other Person;
(o)     acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Mission US is a party or by which it is bound;
(p)     any material capital expenditures;
(q)     imposition of any Encumbrance upon any of Mission US's properties or assets, tangible or intangible;
(r)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $30,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;
(s)     hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer, except to fill a vacancy in the ordinary course of business;
(t)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(v)     entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(y)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;
(z)     action by Mission US to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or
(aa)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.08     Material Contracts.
(a)     Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of Mission US (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Mission US Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.09(b) of the Disclosure Schedules and all Mission US IP Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being "Material Contracts"):
(i)
each Contract of Mission US involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by Mission US without penalty or without more than ninety (90) days' notice;

(ii)	all Contracts that require Mission US to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;
(iii)	all Contracts that provide for the indemnification by Mission US of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)
all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)	all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Mission US is a party;
(vi)
     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Mission US is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Mission US;
(viii)	all Contracts with any Governmental Authority ("Government Contracts") to which Mission US is a party;

(ix)	all Contracts that limit or purport to limit the ability of Mission US to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)	any Contracts to which Mission US is a party that provide for any joint venture, partnership or similar arrangement by Mission US;
(xi)	all Contracts between or among Mission US, on the one hand, and any Seller or any Affiliate of any Seller (other than Mission US), on the other hand;
(xii)	all collective bargaining agreements or Contracts with any Union to which Mission US is a party; and
(xiii)	any other Contract that is material to Mission US and not previously disclosed pursuant to this Section 4.08.
(b)     Each Material Contract is valid and binding on Mission US in accordance with its terms and is in full force and effect.  Neither Mission US nor, to Sellers' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 4.09     Title to Assets; Real Property.
(a)     Mission US has good and valid title to, or a valid leasehold interest in, all Mission US Real Property and personal property and other assets reflected in the Mission US Unaudited Financial Statements or acquired after the Mission US Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Mission US Balance Sheet Date. MM Inc has good and valid title to, or a valid leasehold interest in, all MM Inc Real Property and personal property and other assets reflected in the MM Inc Unaudited Financial Statements or acquired after the MM Inc Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the MM Inc Balance Sheet Date.   All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "US Permitted Encumbrances"):
(i)	liens for Taxes not yet due and payable;
(ii)
     mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Mission US or MM Inc, as applicable;

(iii)
     easements, rights of way, zoning ordinances and other similar encumbrances affecting Mission US Real Property or MM Inc, as applicable, which are not, individually or in the aggregate, material to the business of Mission US or MM Inc, as applicable; or

(iv)
     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Mission US or MM Inc, as applicable.

(b)     Section 4.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Mission US Real Property and MM Inc Real Property; (ii) if such property is leased or subleased by Mission US or MM Inc, as applicable, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.  With respect to leased or subleased Mission US Real Property or MM Inc Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases (including subleases) affecting such Mission US Real Property or MM Inc Real Property, as applicable.  Except as set forth in Section 4.09(b) of the Disclosure Schedules, neither Mission US nor MM Inc is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Mission US Real Property or MM Inc Real Property. The use and operation of the Mission US Real Property and MM Inc Real Property in the conduct of Mission US's and MM Inc's respective businesses do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Mission US Real Property or MM Inc Real Property encroach on real property owned or leased by a Person other than Mission US or MM Inc, as applicable. There are no Actions pending or threatened, against or affecting the Mission US Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. There are no Actions pending or, to Sellers' Knowledge, threatened, against or affecting the MM Inc Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 4.10     Condition and Sufficiency of Assets.  The furniture, fixtures, equipment, vehicles and other items of tangible personal property of Mission US are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by Mission US, together with all other properties and assets of Mission US, are sufficient for the continued conduct of Mission US's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Mission US as currently conducted.
Section 4.11     Intellectual Property.
(a)     Section 4.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Mission US IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status and (ii) all unregistered Trademarks included in the Mission US Intellectual Property; (iii) all proprietary software of Mission US; and (iv) all other Mission US Intellectual Property used or held for use in the business as currently conducted and as proposed to be conducted.  All required filings and fees related to the Mission US IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Mission US IP Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Mission US IP Registrations.
(b)     Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Mission US IP Agreements, specifying for each the date, title, and parties thereto.  Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Mission US IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Mission US IP Agreement is valid and binding on Mission US in accordance with its terms and is in full force and effect.  Neither Mission US nor, to Sellers' Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Mission US IP Agreement.
(c)     Mission US is the sole and exclusive legal and beneficial, and with respect to the Mission US IP Registrations, record, owner of all right, title and interest in and to the Mission US Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of Mission US's business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than US Permitted Encumbrances. Mission US has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor of Mission US whereby such employee or independent contractor (i) acknowledges Mission US's exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Mission US; (ii) grants to Mission US a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.  Sellers have provided Buyer with true and complete copies of all such Contracts.

(d)     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Mission US's right to own or use any Mission US Intellectual Property or any Intellectual Property subject to any Mission US IP Agreement.
(e)     All of the Mission US Intellectual Property is valid and enforceable, and all Mission US IP Registrations are subsisting and in full force and effect.  Mission US has taken all necessary steps to maintain and enforce the Mission US Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Mission US Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(f)     The conduct of Mission US's business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of Mission US, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.  To the Knowledge of the Sellers', no Person has infringed, misappropriated or otherwise violated any Mission US Intellectual Property.
(g)     Except as set forth on Section 4.11(g) of the Disclosure Schedule, there are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by Mission US of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Mission US Intellectual Property; or (iii) by Mission US or any other Person alleging any infringement, misappropriation or other violation by any Person of the Mission US Intellectual Property. Neither Nicola, James nor Mission US is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Mission US is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Mission US Intellectual Property.
(h)     The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Mission US ("Mission US Systems") are reasonably sufficient for the immediate and anticipated needs of the business of Mission US. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Mission US Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Mission US Systems or the conduct of Mission US's business; (ii) material loss, destruction, damage, or harm of or to Mission US or its operations, personnel, property, or other assets; or (iii) liability of any kind to Mission US.  Mission US has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Mission US Systems and the data and other information stored or processed thereon. Mission US (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests elements of such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.
Section 4.12     Accounts Receivable. The accounts receivable (billed and unbilled) reflected on the Mission US Interim Balance Sheet and the accounts receivable (billed and unbilled) of Mission US as of the date hereof (a) have arisen from bona fide transactions entered into by Mission US involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Mission US not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.  The reserve for bad debts shown on the Mission US Interim Balance Sheet or, with respect to accounts receivable arising after the Mission US Interim Balance Sheet Date, on the accounting records of Mission US have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  With respect to all unbilled work-in-process of Mission US as of the date hereof, Nicola, James and Mission US expect that valid invoices will be issued in respect thereof by Mission US in its ordinary course of business without any significant discounts or write-downs.

Section 4.13     Customers and Suppliers.
(a)     Section 4.13(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to Mission US for goods or services rendered in an amount greater than or equal to $200,000 for either of the two (2) most recent fiscal years (collectively, the "Mission US Material Customers"); and (ii) the amount of consideration paid by each Mission US Material Customer during such periods. Except as set forth on Section 4.13(a) of the Disclosure Schedules, Mission US has not received any notice, and has no reason to believe, that any of the Mission US Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Mission US.
(b)     Section 4.13(b) of the Disclosure Schedules sets forth (i) each supplier to whom Mission US has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for either of the two (2) most recent fiscal years (collectively, the "Mission US Material Suppliers"); and (ii) the amount of purchases from each Mission US Material Supplier during such periods. Mission US has not received any notice, and has no reason to believe, that any of the Mission US Material Suppliers has ceased, or intends to cease, to supply goods or services to Mission US or to otherwise terminate or materially reduce its relationship with Mission US.
Section 4.14     Insurance. Section 4.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by Mission US and/or its Affiliates (including the Sellers) and relating to the assets, business, operations, employees, officers and managers of Mission US (collectively, the "Mission US Insurance Policies") and true and complete copies of such Mission US Insurance Policies have been made available to Buyer. Such Mission US Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Mission US nor any Affiliate thereof (including any Seller) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Mission US Insurance Policies. All premiums due on such Mission US Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Mission US Insurance Policy. The Mission US Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Mission US. All such Mission US Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Mission US pending under any such Mission US Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Mission US nor any Affiliate thereof is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Mission US Insurance Policy. The Mission US Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Mission US and are sufficient for compliance with all applicable Laws and, in all material respects, Contracts to which Mission US is a party or by which it is bound.
Section 4.15     Legal Proceedings; Governmental Orders.
(a)     Except as set forth on Section 4.15 of the Disclosure Schedule, there are no Actions pending or, to either Seller's Knowledge, threatened (i) against or by Mission US affecting any of its properties or assets (or by or against any Seller or any Affiliate of any Seller or Mission US and relating to Mission US); (ii) against or by MM Inc affecting any of its properties or assets (or by or against any Seller or any Affiliate of any Seller or MM Inc and relating to MM Inc), except as set forth in Section 4.15(a)(ii) of the Disclosure Schedules; or (iii) against or by Mission US, MM Inc, any Seller or any of their respective Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)     There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Mission US, MM Inc or any of their respective properties or assets.

Section 4.16     Compliance With Laws; Permits.
(a)     Each of Mission US and MM Inc has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.
(b)     All Permits required for Mission US or MM Inc, as applicable, to conduct its respective business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Mission US and/or MM Inc, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.
Section 4.17     Environmental Matters.
(a)     Each of Mission US and MM Inc is currently and has been in compliance with all Environmental Laws and has not, and each Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)     To Sellers' Knowledge, no real property currently or formerly owned, operated or leased by Mission US or MM Inc is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(c)     There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of Mission US or MM Inc, or, to Sellers' Knowledge, any real property currently or formerly owned, operated or leased by Mission US or MM Inc, and neither Mission US, MM Inc nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of Mission US or the business of MM Inc (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller, Mission US or MM Inc.
(d)     Neither Nicola, James, MM Inc nor Mission US has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(e)     Neither Nicola, James, MM Inc nor Mission US is aware of or reasonably anticipates, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of Mission US or MM Inc as currently carried out.
Section 4.18     Employee Benefit Matters.
(a)     Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Mission US or MM Inc for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Mission US or MM Inc or any spouse or dependent of such individual, or under which Mission US or MM Inc or any of their respective ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Schedules, each, a "Benefit Plan").  Mission US and MM Inc have separately identified in Section 4.18(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Mission US or MM Inc primarily for the benefit of employees outside of the United States (a "Non-U.S. Benefit Plan").

(b)     With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan's continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)     Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Mission US or MM Inc or any of their respective ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.
(d)     No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a "Single Employer Plan") in which employees of Mission US or MM Inc or any ERISA Affiliate participate or have participated has an "accumulated funding deficiency", whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of Mission US or MM Inc which is a defined benefit plan has an "adjusted funding target attainment percentage", as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.  All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
(e)     Neither Mission US, MM Inc nor any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).
(f)     With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no "reportable event," as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.
(g)     Except as set forth on Section 4.18(g) of the Disclosure Schedule, each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, Mission US, MM Inc or any of their respective Affiliates other than ordinary administrative expenses typically incurred in a termination event. Each of Mission US and MM Inc has no commitment or obligation and have not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)     Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither Mission US, MM Inc nor any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(i)     There is no pending or, to any Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(j)     There has been no amendment to, announcement by any Seller, Mission US, MM Inc, or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable.  Neither Nicola, James, Mission US, MM Inc, nor any of their respective Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.
(k)     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  Neither Mission US nor MM Inc has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.
(l)     Each individual who is classified by Mission US or MM Inc as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(m)     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of Mission US or MM Inc to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of Mission US or MM Inc to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. Seller have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.
Section 4.19     Employment Matters.
(a)     Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of each of Mission US and MM Inc as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of Mission US or MM Inc for services performed on or prior to the date hereof have been paid in full, other than any payments to be made thereto in the ordinary course of business (e.g., payroll), and there are no outstanding agreements, understandings or commitments of Mission US or MM Inc with respect to any compensation, commissions, bonuses or fees.
(b)     Each of Mission US and MM Inc is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has never been, any Union representing or purporting to represent any employee of Mission US or MM Inc, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Mission US, MM Inc, or any of their respective employees.  Mission US and MM Inc have no duty to bargain with any Union.

(c)     Each of Mission US and MM Inc is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, independent contractor classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Mission US and MM Inc as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Mission US or MM Inc classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  Each of Mission US and MM Inc is in compliance with and has complied with all immigration laws, including From I-9 requirements and any applicable mandatory E-Verify obligations.  There are no Actions against Mission US or MM Inc pending, or to any Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Mission US or MM Inc, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(d)     Each of Mission US and MM Inc has complied with the WARN Act, and neither has any plans to undertake any action in the future that would trigger the WARN Act.  Each of Mission US and MM Inc is in compliance with and has complied with all immigration laws, including mandatory E-Verify obligations.
(e)     To Sellers' Knowledge, no employee of Mission US or MM Inc intends to terminate such employee's employment with Mission US or MM Inc, as applicable, or solicit any clients or customers in each case, (prospective or actual) of Mission US or MM Inc, other than any employees who will enter in employment agreements, or otherwise become employed by, any member of the TMG Group pursuant to the transactions contemplated by this Agreement and the Ancillary Documents.
Section 4.20     Taxes.
(a)     Except as set forth on Section 4.20(a) of the Disclosure Schedules, all Tax Returns required to be filed on or before the Closing Date by Mission US and MM Inc have been timely filed.  Such Tax Returns are true, complete and correct in all material respects. Except as set forth on Section 4.20(a) of the Disclosure Schedules, all material Taxes due and owing by Mission US and MM Inc (whether or not shown on any Tax Return) have been timely paid.
(b)     Mission US and MM Inc have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)     No claim has been made by any taxing authority in any jurisdiction where Mission US or MM Inc does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Mission US or MM Inc.
(e)     The amount of Mission US's Liability for unpaid Taxes for all periods ending on or before May 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Mission US Balance Sheet. The amount of Mission US's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Mission US Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Mission US (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).  The amount of MM Inc's Liability for unpaid Taxes for all periods ending on or before May 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the MM Inc Financial Statements. The amount of MM Inc's Liability for unpaid Taxes for all periods following the end of the recent period covered by the MM Inc Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of MM Inc (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)     Section 4.20(f) of the Disclosure Schedules sets forth:
(i)     the taxable years of Mission US and MM Inc as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)     those years for which examinations by the taxing authorities have been completed; and
(iii)     those taxable years for which examinations by taxing authorities are presently being conducted.
(g)     All deficiencies asserted, or assessments made, against Mission US or MM Inc as a result of any examinations by any taxing authority have been fully paid.
(h)     Neither Mission US nor MM Inc is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority with respect to Mission US or MM Inc.
(i)     Sellers have delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Mission US and/or MM Inc for all Tax periods ending after July 31, 2015.
(j)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Mission US or MM Inc.
(k)     Neither Mission US nor MM Inc is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(l)      No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to Mission US or MM Inc.
(m)     Neither Mission US nor MM Inc has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  Neither Mission US nor MM Inc has Liability for Taxes of any Person (other than Mission US) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)     Mission US has never made an election to be treated as a corporation (including, without limitation, an S-corporation) for US federal, state, local or foreign tax purposes.
(o)     Neither Mission US nor MM Inc will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)
     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)	an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)	a prepaid amount received on or before the Closing Date;
(iv)	any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v)	any election under Section 108(i) of the Code.

(p)     Each Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2 and Section 1446(f)(2) of the Code.  Neither Mission US nor MM Inc has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.  Each of Mission US and MM Inc is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).  There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Mission US or MM Inc under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).
(q)     Section 4.20(q) of the Disclosure Schedules sets forth all foreign jurisdictions in which each of Mission US and MM Inc is subject to Tax, is engaged in business, or has a permanent establishment.  Neither Mission US nor MM Inc has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8, and neither Mission US nor MM Inc has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
Section 4.21     Books and Records. The minute books of Mission US have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of Mission US contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.  All of such books and records are in the possession of Mission US.
Section 4.22     Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO MISSION UK GROUP
Each Seller represents and warrants to Buyer that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01     Organization, Authority and Qualification.
(a)     Mission UK is a private limited company duly incorporated and validly existing under the Laws of the England and Wales and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which Mission UK carries out its business, and Mission UK is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by Mission UK in connection with this Agreement and the other Ancillary Documents have been duly authorized and approved.
(b)     MM Ltd is a private limited company duly incorporated and validly existing under the Laws of the England and Wales and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which MM Ltd carries out its business, and MM Ltd is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by MM Ltd in connection with this Agreement and the other Ancillary Documents have been duly authorized and approved.
(c)     MM Inc is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which MM Inc is licensed or qualified to do business, and MM Inc is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by MM Inc in connection with this Agreement and the other Ancillary Documents have been duly authorized.

Section 5.02     No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any member of the Mission UK Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or any member of the Mission UK Group; (c) except as set forth on Section 5.02 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Mission UK or any of the Mission UK Subsidiaries is a party or by which Mission UK or any of the Mission UK Subsidiaries is bound or to which any of its properties and assets are subject (including any UK Material Contract) or any Permit affecting the properties, assets or business of Mission UK or the Mission UK Subsidiaries; or (d) result in the creation or imposition of any Encumbrance other than UK Permitted Encumbrances on any properties or assets of Mission UK or the Mission UK Subsidiaries. Other than visa related notifications for the Visa Employees, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Mission UK or the Mission UK Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.03     Capitalization.
(a)     The Mission UK Shares constitute one hundred percent (100%) of the total allotted and/or issued share capital of Mission UK. The Mission UK Shares have been duly authorized and are validly issued and fully-paid.  Upon consummation of the transactions contemplated by this Agreement, delivery of duly stamped Mission UK Share Transfers to Mission UK and Buyer being entered as the registered holder of the Mission UK Shares in the register of members of Mission UK the Buyer owns all of the Mission UK Shares, free and clear of all Encumbrances.
(b)     Mission UK is the legal and beneficial owner of, and has good and valid title to the entire allotted and issued share capital of MM Ltd (the "MM Ltd Shares"), which are fully-paid up, free and clear of all Encumbrances.  The MM Ltd Shares set forth opposite Mission UK's name on Section 5.03(b) of the Disclosure Schedules constitutes all of the shares in the capital of MM Ltd owned either legally or beneficially by Mission UK, and Mission UK does not have any other right to receive any shares in the capital of MM Ltd.  Mission UK is not a party to, or bound by, any Contract restricting the transfer of any of the MM Ltd Shares held by Mission UK or governing the voting of such MM Ltd Shares.
(c)     The MM Ltd Shares constitute one hundred percent (100%) of the total allotted and/or issued share capital in MM Ltd. The MM Ltd Shares have been duly authorized and are validly issued and fully-paid.  Mission UK owns all of the MM Ltd Shares, free and clear of all Encumbrances.

(d)     The authorized capital stock of MM Inc consists of 200 shares of common stock, no par value (the "MM Inc Shares"), of which 200 shares are issued and outstanding. All of the MM Inc Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Mission UK, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall, indirectly, own all of the MM Inc Shares, free and clear of all Encumbrances.
(e)     All of the Mission UK Shares, MM Ltd Shares and MM Inc Shares were issued in accordance with applicable Laws. The Mission UK Shares, MM Ltd Shares and MM Inc Shares were not issued in violation of the Organizational Documents of Mission UK, MM Inc or MM Ltd (as appropriate) or any other agreement, arrangement, or commitment to which any Seller or Mission UK, MM Inc or MM Ltd is a party and are not subject to or in violation of any preemptive or similar rights of any Person and all previous transfers of shares of Mission UK, MM Inc or MM Ltd have been duly stamped (where applicable).
(f)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares of any member of Mission UK Group or obligating any Seller or Mission UK to issue or sell any shares (including the Mission UK Shares, MM Ltd Shares and MM Inc Shares), or any other interest, in any member of Mission UK Group. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Mission UK Shares, MM Ltd Shares or MM Inc Shares.
(g)     No member of the Mission UK Group:
(i)	holds or beneficially owns, or has agreed to acquire, any shares, loan capital or any other securities in any company (other than another member of the Mission UK Group);
(ii)	has at any time had any Affiliates, other than a member of the Mission UK Group and Mission Rights Limited;
(iii)	is, or has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognized trade associations);
(iv)	controls or takes part in the management of any company or business organization (other than a member of the Mission UK Group), nor has it agreed to do so; or
(v)	has any branch or permanent establishment outside its country of incorporation.

(h)     No member of the Mission UK Group has at any time purchased, redeemed, reduced, forfeited or repaid any of its own share capital, save in accordance with Law and its Organizational Documents, or given any financial assistance in contravention of any Law or its Organizational Documents.
(i)     No shares in any member of the Mission UK Group have been issued, and no transfer of any such shares has been registered, except in accordance with Law and its Organizational Documents and all such transfers have been duly stamped (where applicable).
Section 5.04     Financial Statements. Complete copies of the Mission UK Group's audited consolidated financial statements consisting of the consolidated balance sheet of the Mission UK Group and balance sheet of Mission UK as at July 31 in each of the years 2012, 2013, 2014, 2015 and 2016, and as at December 31, 2017 and the related consolidated statements of income and retained earnings, members' equity and cash flow for the years then ended (the "Mission UK Audited Financial Statements"), and unaudited balance sheet of Mission UK  and of MM Ltd. as at May 31, 2018 (the "Mission UK Interim Financial Statements" and together with the Mission UK Audited Financial Statements, the "Mission UK Financial Statements") are included in the Disclosure Schedules. The Mission UK Financial Statements have been prepared in accordance with UK GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Mission UK Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Mission UK Audited Financial Statements). The Mission UK Financial Statements are based on the books and records of the Mission UK Group, and fairly present the financial condition of the Mission UK Group as at the respective dates to which they were prepared and the results of the operations of Mission UK Group for the periods indicated. The consolidated balance sheets of the Mission UK Group as of December 31, 2017 are referred to herein as the "Mission UK Balance Sheets" and the date thereof as the "Mission UK Balance Sheet Date" and the balance sheets of the Mission UK and MM Ltd. as of May 31, 2018 are referred to herein as the "Mission UK Interim Balance Sheets" and the date thereof as the "Mission UK Interim Balance Sheet Date." The Mission UK Group maintains a standard system of accounting established and administered in accordance with UK GAAP.
Section 5.05     Undisclosed Liabilities. The Mission UK Group has no Liabilities, except (a) those which are adequately reflected or reserved against in the Mission UK Balance Sheets as of the Mission UK Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Mission UK Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 5.06     Absence of Certain Changes, Events, and Conditions.  Since the Mission UK Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any member of the Mission UK Group, any:
(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in aggregate, a Material Adverse Effect;
(b)     amendment of the Organizational Documents of any member of the Mission UK Group;
(c)     split, subdivision, combination, consolidation or reclassification of any of the issued shares or membership interests (as applicable) in any member of the Mission UK Group (including the Mission UK Shares);
(d)     issuance, sale or other disposition of, or creation of any Encumbrance on, any shares or membership interests (as applicable) in any member of the Mission UK Group, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares or membership interests (as applicable) in any member of the Mission UK Group;
(e)     declaration or payment of any dividends or distributions on or in respect of any shares or membership interests (as applicable) in any member of the Mission UK Group or redemption, purchase or acquisition of any member of the Mission UK Group's outstanding share capital or membership interests (as applicable);

(f)     material change in any method of accounting or accounting practice of the Mission UK Group, except as required by UK GAAP or as disclosed in the notes to the Mission UK Financial Statements;
(g)     material change in any member of Mission UK Group's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)     entry into any Contract that would constitute a UK Material Contract;
(i)     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)     Except as set forth on Section 5.06(j) of the Disclosure Schedule, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Mission UK Balance Sheets or cancellation of any debts or entitlements;
(k)     transfer or assignment of or grant of any license or sublicense under or with respect to any Mission UK Intellectual Property or Mission UK IP Agreements;
(l)     abandonment or lapse of or failure to maintain in full force and effect any Mission UK IP Registration or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Mission UK Intellectual Property;
(m)     material damage, destruction or loss (whether or not covered by insurance) to property owned, leased or otherwise used by it;
(n)     any capital investment in, or any loan to, any other Person;
(o)     acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any UK Material Contract) to which any member of Mission UK Group is a party or by which it is bound;
(p)     any material capital expenditure;
(q)     imposition of any Encumbrance upon any of the property or assets, tangible or intangible, of any member of the Mission UK Group;
(r)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) , except as set forth on Section 5.06 of the Disclosure Schedule, change in the terms of employment for any employee , consultant or contractor or the termination of employment of any employee, consultant or contractor  for which the aggregate costs and expenses exceed $30,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit to any current or former employee, officer, manager, independent contractor or consultant;
(s)     hiring or promoting any person to be an officer or director of any member of Mission UK Group or hiring or promoting any employee below officer or director, except to fill a vacancy in the ordinary course of business;

(t)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) UK Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)     any loan to (or waiver of any loan to), or entry into any other transaction with, any of its members or current or former directors, managers, officers and employees;
(v)     entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)     adoption of any plan of merger, consolidation, reorganization, liquidation, winding up or dissolution or filing of a petition in bankruptcy under any provisions of federal,  state or foreign bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in aggregate (in the case of a lease, for the entire term of the lease, not including any optional terms), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(y)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, shares or other equity of, or by any other manner, any business or any Person or any division thereof;
(z)     action by any member of Mission UK Group to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or
(aa)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 5.07     Insolvency. No member of Mission UK Group (i) is insolvent or unable to pay its debts within the meaning of the UK Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; or (ii) has stopped paying its debts as they fall due. No step has been taken in any applicable jurisdiction to initiate any process by or under which: (i) the ability of the creditors of any member of Mission UK Group to take any action to enforce their debts is suspended, restricted or prevented; (ii) some or all of the creditors of any member of Mission UK Group accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the winding up or dissolution of any member of Mission UK Group; (iii) a person is appointed to manage the affairs, business and assets of any member of Mission UK Group, on behalf of the creditors of any member of Mission UK Group; or (iv) the holder of a charge over all or any of any member of Mission UK Group's assets is appointed to control the business and/or all or any assets of any member of Mission UK Group.  In relation to Mission UK Group: (i) no administrator has been appointed; (ii) no documents have been filed with the court for the appointment of an administrator; and (iii) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule 1B to the UK Insolvency Act 1986).  No process has been initiated which could lead to any member of Mission UK Group being wound up or dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors. No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of any member of Mission UK Group. None of the Sellers has: (i) had a bankruptcy petition presented against him or been declared bankrupt; (ii) been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; (iii) entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or (iv) been subject of any other event analogous to the foregoing in any jurisdiction.

Section 5.08     Material Contracts.
(a)     Section 5.08(a) of the Disclosure Schedules lists each of the following Contracts of each member of Mission UK Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Mission UK Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 5.10 of the Disclosure Schedules and all Mission UK IP Agreements set forth in Section 5.12 of the Disclosure Schedules, being "UK Material Contracts"):
(i)
     each Contract of any member of Mission UK Group involving aggregate consideration in excess of £75,000 and which, in each case, cannot be cancelled by the relevant member of Mission UK Group without penalty or without more than ninety (90) days' notice;

(ii)	all Contracts that require any member of Mission UK Group to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;
(iii)	all Contracts that provide for the indemnification by any member of Mission UK Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)
     all Contracts that relate to the acquisition or disposal of any business, shares or assets of any other Person or any real property (whether by merger, sale of shares, stock or other equity interests (as applicable), sale of assets or otherwise);

(v)
     all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any member of Mission UK Group is a party;

(vi)
     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any member of Mission UK Group is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of any member of Mission UK Group;
(viii)	all Government Contracts to which any member of Mission UK Group is a party;
(ix)	all Contracts that limit or purport to limit the ability of any member of Mission UK Group to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)	any Contracts to which any member of Mission UK Group is a party that provide for any joint venture, partnership or similar arrangement by any member of Mission UK Group;

(xi)
     all Contracts between or among any member of Mission UK Group, on the one hand, and any Seller or any Affiliate of or any person Connected with any Seller (other than a member of Mission UK Group), on the other hand;

(xii)	all collective bargaining agreements or Contracts with any Union to which any member of Mission UK Group is a party;
(xiii)	any Contract which may be terminated as the result of any change of control of any member of Mission UK Group;
(xiv)	any Contract which is not in the ordinary and usual course of business of any member of Mission UK Group;
(xv)	any Contract which is incapable of complete performance in accordance with its terms therein;
(xvi)	any Contract which cannot be readily fulfilled or performed by any member of Mission UK Group on time without undue or unusual expenditure of money and effort;
(xvii)	any Contract which requires a member of Mission UK Group to pay any commission, finders' fees, royalty or the like;
(xviii)	any Contract on terms under which retrospective or future discounts, price reductions or other financial incentives are given;
(xix)	any Contract which is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments; and
(xx)	any other Contract that is material to any member of Mission UK Group and not previously disclosed pursuant to this Section 5.08.
(b)     Each UK Material Contract is valid and binding on the relevant member of Mission UK Group in accordance with its terms and is in full force and effect.  No member of Mission UK Group nor, to Sellers' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any UK Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any UK Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each UK Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 5.09     Transactions with Sellers. Except as set forth on Section 5.09 of the Disclosure Schedules, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between any member of Mission UK Group and any of the following: (i) any of the Sellers or any person Connected with any of the Sellers; or (ii) any director of any member of Mission UK Group or any person Connected with such a member or director.  None of the Sellers, nor any person Connected with any of the Sellers, is entitled to a claim of any nature against any member of Mission UK Group, or has assigned to any person the benefit of a claim against any member of Mission UK Group to which the Seller or a person Connected with such Seller would otherwise be entitled.

Section 5.10     Title to Assets; Real Property.
(a)     Each member of Mission UK Group has good and valid legal title to, or a valid leasehold interest in, all Mission UK Real Property and all other property and assets reflected in the Mission UK Audited Financial Statements or acquired after the Mission UK Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business, consistent with past practice, since the Mission UK Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "UK Permitted Encumbrances"):
(i)	liens for Taxes not yet due and payable;
(ii)
     legal, statutory or equitable liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Mission UK Group;

(iii)
     easements, rights of way, zoning ordinances and other similar encumbrances affecting Mission UK Real Property which are not, individually or in the aggregate, material to the business of Mission UK Group; or

(iv)
     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Mission UK Group.

(b)     Section 5.10 of the Disclosure Schedules lists (i) the street address of each parcel of Mission UK Real Property; (ii) if such property is leased or subleased by a member of Mission UK Group, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.  With respect to leased or subleased Mission UK Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases (including subleases) affecting such Mission UK Real Property.  No member of Mission UK Group is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Mission UK Real Property. The use and operation of the Mission UK Real Property in the conduct of Mission UK Group's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Mission UK Real Property encroach on real property owned or leased by a Person other than a member of Mission UK Group. There are no Actions pending or, to Sellers' Knowledge, threatened, against or affecting the Mission UK Real Property or any portion thereof or interest therein in the nature or in lieu of compulsory purchase, condemnation or eminent domain proceedings.
(c)     Floors 1-4, 28/32 Shelton Street, London WC2 is the only land and buildings owned, used or occupied by Mission UK Group in the United Kingdom.
(d)     No member of Mission UK Group has any actual or contingent liability in respect of previously-owned land and buildings.
(e)     Except as set forth on Section 5.10 of the Disclosure Schedule, no member of Mission UK Group has given any guarantee or indemnity for any liability relating to any of the Mission UK Real Property, any previously-owned land and buildings or any other land or buildings.
(f)     Intentionally omitted.

(g)     Mission UK Group has disclosed:
(i)	copies of all the title deeds and documents necessary to prove good and marketable title to the Mission UK Real Property; and
(ii)	in relation to the lease dated 6 April 2016 made between (1) The Wardens and Commonalty of the Mystery of Mercers of the City of London (2) MM Ltd and (3) Mission UK (the "Lease"):
(A)	evidence of the reversioner's title to the Lease;
(B)	all consents required under the Lease;
(C)	copies of all previous assignments of the Lease; and
(D)	evidence of the current annual rent payable under the Lease.
(h)     In relation to the Lease and the lease dated 19 April 2018 made between (1) MM Ltd and (2) Bruce Gillingham Pollard Limited (the "UK Sublease"), the landlord and tenant have observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.
(i)     In relation to the Lease, all principal rent and additional rent and all other sums payable by the tenant ("Lease Sums") have been paid as and when they became due and no Lease Sums have been:
(i)	set off or withheld; or
(ii)	waived or paid in advance of the due date for payment.
(j)     Any consents required for the grant of the Lease, and for any previous assignments of the Lease, have been obtained and placed with the documents of title along with evidence of the registration of the Lease where required.
(k)     The Mission UK Real Property are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and in the case of the leasehold properties, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.
(l)     There are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Mission UK Real Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Mission UK Real Property.
(m)     There exists no dispute between any member of Mission UK Group and the owner or occupier of any premises adjacent to or neighboring the Mission UK Real Property and Mission UK Group does not expect, and is not aware of any circumstances that may give rise to, any such dispute after the date of this Agreement.
(n) There is no outstanding application for any consent under the Lease or the UK Sublease.
(o)     There is no pending rent review under the Lease or the UK Sublease.

Section 5.11     Condition and Sufficiency of Assets.  The furniture, fixtures, equipment, vehicles and other tangible items of property of Mission UK Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, equipment, vehicles and other tangible items of property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, equipment, vehicles and other tangible items of property currently owned or leased by Mission UK Group, together with all other property and assets of Mission UK Group, are sufficient for the continued conduct of Mission UK Group's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Mission UK Group as currently conducted.
Section 5.12     Intellectual Property.
(a)     Section 5.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Mission UK IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Mission UK Intellectual Property; (iii) all proprietary software of Mission UK; and (iv) all other Mission UK Intellectual Property used or held for use in the business as currently conducted and as proposed to be conducted.  All required filings and fees related to the Mission UK IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Mission UK IP Registrations.
(b)     Section 5.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Mission UK IP Agreements, specifying for each the date, title, and parties thereto.  Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Mission UK IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Mission UK IP Agreement is valid and binding on the relevant member of the Mission UK Group in accordance with its terms and is in full force and effect.  No member of Mission UK Group nor, to Sellers' Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Mission UK IP Agreement.
(c)     Mission UK Group is the exclusive legal and beneficial holder, and with respect to the Mission UK IP Registrations a member of Mission UK Group is the registered holder, of all right, title and interest in and to the Mission UK Intellectual Property, and has a valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of Mission UK Group's business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than UK Permitted Encumbrances. Each member of Mission UK Group has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor of that member whereby such employee or independent contractor (i) acknowledges that member of Mission UK Group's exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with that member; (ii) grants to that member of Mission UK Group an irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.  Sellers have provided Buyer with true and complete copies of all such Contracts.
(d)     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each member of Mission UK Group's right to own or use any Mission UK Intellectual Property or any Intellectual Property subject to any Mission UK IP Agreement.

(e)     All of the Mission UK Intellectual Property is valid and enforceable, and all Mission UK IP Registrations are subsisting and in full force and effect.  Mission UK Group has taken all necessary steps to maintain and enforce the Mission UK Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Mission UK Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(f)     The conduct of Mission UK Group's business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of Mission UK Group, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.  To Sellers' Knowledge, no Person has infringed, misappropriated or otherwise violated any Mission UK Intellectual Property.
(g)     There are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by Mission UK Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Mission UK Intellectual Property; or (iii) by Mission UK Group or any other Person alleging any infringement, misappropriation or other violation by any Person of the Mission UK Intellectual Property. Neither Nicola, James nor Mission UK Group is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Mission UK Group is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Mission UK Intellectual Property.
(h)     The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Mission UK Group in the ordinary course of business ("Mission UK Systems") are reasonably sufficient for the immediate and anticipated needs of the business of Mission UK Group. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Mission UK Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Mission UK Systems or the conduct of Mission UK Group's business; (ii) material loss, destruction, damage, or harm of or to Mission UK Group or its operations, personnel, property, or other assets; or (iii) liability of any kind to Mission UK Group.  Each member of Mission UK Group has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Mission UK Systems and the data and other information stored or processed thereon. Each member of Mission UK Group (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.
Section 5.13     Accounts Receivable. The accounts receivable (billed and unbilled) reflected on each of the Mission UK Interim Balance Sheets and the accounts receivable (billed and unbilled and on a consolidated basis) of Mission UK Group as of the date hereof (a) have arisen from bona fide transactions entered into by a member of Mission UK Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Mission UK Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.  The reserve for bad debts shown on the Mission UK Interim Balance Sheets or, with respect to accounts receivable arising after the Mission UK Interim Balance Sheet Date, on the accounting records of Mission UK Group have been determined in accordance with UK GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  With respect to all unbilled work-in-process of Mission UK group as of the date hereof, Nicola, James and each member of Mission UK Group expect that valid invoices will be issued in respect thereof by the relevant member of Mission UK Group in its ordinary course of business.
Section 5.14     Customers and Suppliers.
(a)     Section 5.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to a member of Mission UK Group for goods or services rendered in an amount greater than or equal to £150,000 for either of the two (2) most recent accounting periods (collectively, the "Mission UK Material Customers"); and (ii) the amount of consideration paid by each Mission UK Material Customer during such periods. Except as set forth on Section 5.14(a) of the Disclosure Schedule, no member of the Mission UK Group has received any notice, and has no reason to believe, that any of the Mission UK Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Mission UK Group.

(b)     Section 5.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom Mission UK Group has paid consideration for goods or services rendered in an amount greater than or equal to £37,500 for either of the two (2) most recent accounting periods (collectively, the "Mission UK Material Suppliers"); and (ii) the amount of purchases from each Mission UK Material Supplier during such periods. No member of Mission UK Group has received any notice, and has no reason to believe, that any of the Mission UK Material Suppliers has ceased, or intends to cease, to supply goods or services to Mission UK Group or to otherwise terminate or materially reduce or adversely change its relationship with Mission UK Group.
Section 5.15     Insurance. At all material times, Mission UK Group has maintained adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured by a person carrying on the same type of business as  Mission UK Group. Section 5.15 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies in respect of fire, product liability, umbrella liability, real and personal property, workers' compensation, employers' liability, vehicular, professional liability, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by each member of Mission UK Group and relating to the assets, business, operations, employees, officers and managers of each member of Mission UK Group (collectively, the "Mission UK Insurance Policies") and true and complete copies of such Mission UK Insurance Policies have been made available to Buyer. Such Mission UK Insurance Policies are in full force and effect and the transactions contemplated by this Agreement will not result in them being void or voidable or otherwise liable to be set aside. No member of Mission UK Group nor any Affiliate thereof (including any Seller) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Mission UK Insurance Policies. All premiums due on such Mission UK Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Mission UK Insurance Policy, and all other conditions of such Mission UK Insurance Policies have been performed and observed by Mission UK Group. The Mission UK Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of a member of Mission UK Group. None of the Mission UK Insurance Policies are (i) subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate, (ii) void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or (iii) capable of being terminated, or will otherwise cease to be available to Mission UK Group as a result of this Agreement.  All such Mission UK Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of any member of Mission UK Group pending under any such Mission UK Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No member of Mission UK Group nor any Affiliate thereof is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Mission UK Group Insurance Policy. The Mission UK Group Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the members of the Mission UK Group and are sufficient for compliance with all applicable Laws and, in all material respects, Contracts to which each member of Mission UK Group is a party or by which it is bound..
Section 5.16     Legal Proceedings; Governmental Orders.
(a)     No member of Mission UK Group is engaged or currently involved in any Actions, save for those set forth in Section 5.16(a) of the Disclosure Schedules.
(b)     Except as set forth on Section 5.16 of the Disclosure Schedule, there are no Actions pending or, to either Seller's Knowledge, threatened (a) against or by any member of Mission UK Group affecting any of its properties or assets (or by or against any Seller or any Affiliate of any Seller or any member of Mission UK Group and relating to any member of Mission UK Group); or (b) against or by any member of Mission UK Group, any Seller or any of their respective Affiliates that challenges or seeks to prevent, prohibit or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(c)     There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of Mission UK Group or any of its properties or assets.

Section 5.17     Compliance With Laws; Permits.
(a)     Each member of Mission UK Group has complied, and is now complying, in all material respects, with all Laws, including but not limited to GDPR, applicable to it or its business, properties or assets.
(b)     No member of Mission UK Group, nor any of their respective directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of Mission UK Group.
(c)     All dividends or distributions declared, made or paid by Mission UK or the Mission UK Subsidiaries have been declared, made or paid in accordance with their respective Organizational Documents, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.
(d)     No officer, agent or employee of Mission UK Group has paid or received any bribe or unlawful benefit or engaged in Corrupt Conduct directly, or indirectly through a third party, or directly or indirectly used any of the Mission UK Group's assets to receive a bribe or to benefit from Corrupt Conduct or received any undisclosed commission, profit or other benefit.
(e)     No member of Mission UK Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.
(f) No person (including an employee, agent of Affiliate) who performs or has performed services for or on behalf of any member of Mission UK Group (together an "Associate") has bribed another person (within the meaning given in the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for any member of Mission UK Group, and Mission UK Group has in place adequate procedures designed to prevent their Associates from undertaking any such conduct.
(g)     No member of Mission UK Group nor any of their Associates is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
(h)     All entries in the register of people with significant control for each of Mission UK and MM Ltd are true, accurate, complete and not misleading.
(i)     All Permits required for each member of Mission UK Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.17(b) of the Disclosure Schedules lists all current Permits issued to Mission UK Group, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 5.17(b) of the Disclosure Schedules.
Section 5.18     Environmental Matters.
(a)     Mission UK Group is currently and has been in compliance with all Environmental Laws and has not, and each Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)     There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of Mission UK Group, or, to Sellers' Knowledge, any real property currently or formerly owned, operated or leased by Mission UK Group, and no member of Mission UK Group nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of Mission UK Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or any member of Mission UK Group.

(c) Neither Nicola, James nor any member of Mission UK Group has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(d) Neither Nicola, James nor any member of Mission UK Group is aware of or reasonably anticipates, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of Mission UK Group as currently carried out.
Section 5.19     Employee Benefit Matters.
(a)     Section 5.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, medical, vision, disability, welfare, other benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any member of the Mission UK Group for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of any member of the Mission UK Group or any spouse or dependent of such individual, or under which any member of the Mission UK Group has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 5.19(a) of the Disclosure Schedules, each, a "UK Benefit Plan").  Mission UK and the Mission UK Subsidiaries have separately identified in Section 5.19(a) of the Disclosure Schedules each UK Benefit Plan that contains a change in control provision.
(b)     With respect to each UK Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the UK Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the UK Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; and (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications) relating to any UK Benefit Plan.
(c)     Each UK Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws.
(d)     All benefits, contributions and premiums relating to each UK Benefit Plan have been timely paid in accordance with the terms of such UK Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded UK Benefit Plan have been paid, accrued or otherwise adequately reserved.  All UK Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial calculation.
(e)     Each UK Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, any member of the Mission UK Group or any of their respective Affiliates other than ordinary administrative expenses typically incurred in a termination event.  No member of the Mission UK Group has any commitment or obligation, and no member of the Mission UK Group has made any representations, to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any UK Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(f)     No UK Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and no member of the Mission UK Group has Liability to provide post-termination or retiree health benefits to any individual or has ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(g)     There is no pending or, to any Seller's Knowledge, threatened Action relating to a UK Benefit Plan (other than routine claims for benefits), and no UK Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h)     Except as set forth on Section 5.19(h) of the Disclosure Schedule, there has been no amendment to, and no proposed amendment to, or change in employee participation or coverage under, any UK Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed accounting period (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable.  Neither Nicola, James, Mission UK, any Mission UK Subsidiary nor any of their respective Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any UK Benefit Plan or any collective bargaining agreement.

(i)     Each individual who is classified by the Mission UK Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each UK Benefit Plan.
(j)     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of any Mission UK Group member to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount (including any amount to be satisfied by the issue of share or stock (as applicable) in any member of Mission UK Group) due to any such individual; (iii) limit or restrict the right of any Mission UK Group member to merge, amend or terminate any UK Benefit Plan; and (iv) increase the amount payable under or result in any other material obligation pursuant to any UK Benefit Plan.
Section 5.20     Employment Matters.
(a)     Section 5.20 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Mission UK Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base salary or contract fee; (v) commission, bonus or other incentive-based payment; (vi) the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals and (vii) a description of the other benefits provided to each such individual as of the date hereof. In relation to persons who are independent contractors, the list within the Disclose Schedules includes information of the member of Mission UK Group that engages them, any intermediary entity and the terms of engagement for the contractor (and/or any intermediary). As of the date hereof, all payments, including wages, commissions, bonuses, fees and other payments, due to employees, independent contractors or consultants of the Mission UK Group for services performed on or prior to the date hereof have been paid in full other than any payments to be made thereto in the ordinary course of business (e.g., payroll), and there are no outstanding agreements, understandings or commitments of the Mission UK Group with respect to any salary, commissions, bonuses or fees. The acquisition of sale shares by the Buyer and compliance with the terms of this agreement will not entitle any directors, senior employees, officers or independent contractors of Mission UK or any Mission UK Subsidiary to terminate their employment or receive any payment or other benefit.
(b)     Each member of Mission UK Group is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has never been, any Union representing or purporting to represent any employee of any Mission UK Group member, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  There has never been, nor has there been any threat of any strike or concerted refusal to work overtime or other similar labor disruption or dispute affecting any Mission UK Group member or any of its employees.  Each Mission UK Group member has no duty to bargain with any Union.
(c)     Each Mission UK Group member is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, disability rights or benefits, immigration, wages, hours, overtime payments, hiring, promotion and termination of employees, working conditions, working time, privacy, health and safety, workers' compensation, leaves of absence and paid sick leave. All individuals characterized and treated by the Mission UK Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Except as set forth on Section 5.20 of the Disclosure Schedule, no notice to terminate the contract of any employee or worker (whether given by the relevant employer or by the employee or worker) is pending, outstanding or threatened and no dispute or investigation is outstanding between Mission UK or any of the Mission UK Subsidiaries and any current or former officer, director, employee, independent consultant or worker, relating to their employment or termination or any reference given by Mission UK or any Mission UK Subsidiary and no questionnaire has been served on Mission UK or any of the Mission UK Subsidiaries by any officer, director, employee, independent contractor or worker that remains unanswered.
(d)     Except as set forth on Section 5.20(d) of the Disclosure Schedule, each Mission UK Group member has not made offers of employment or engagement that has not yet been accepted or that has been accepted but where the employment has not commenced.
(e)     All contracts between Mission UK or any Mission UK Subsidiary and its employees or workers are terminable at any time on not more than three months' notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of Mission UK or any Mission UK Subsidiary other than wages, commission or pension In relation to the directors, each Mission UK Group member is not party to or bound by or proposing to introduce any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

(f)     In the period of six (6) years preceding the date of this Agreement, neither Mission UK, any Mission UK Subsidiary nor any predecessor or owner of any part of their business has been a party to a relevant transfer for the purposes of TUPE affecting any of the employees or any other persons engaged in the business of Mission UK or the Mission UK Subsidiaries and no event has occurred that may involve such persons in the future being a party to such a transfer. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer. In the last 12 months, neither Mission UK nor any Mission UK Subsidiary has altered any terms of employment or engagement (save for inflationary salary increases of not more than 4% or incremental salary increases during the normal course of business) of any employee or worker or offered, promised or agree to any future variation in the terms of employment or engagement of any employee or worker and neither Mission UK nor any Mission UK Subsidiary has transferred, or agreed to transfer, any employee or worker from working for them or any subsidiary, or induced any employee or worker to resign from their employment with Mission UK or any Mission UK Subsidiary.
(g)     No employee is subject to a current disciplinary warning or procedure.
(h)     Every employee or worker who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom and each Mission UK Group member has retained appropriate evidence of the same.
(i)     To Sellers' Knowledge, no employee of Mission UK or MM Ltd. intends to terminate such employee's employment with Mission UK or MM Ltd, as applicable, or solicit any clients or customers in each case, (prospective or actual) of Mission UK or MM Ltd, other than any employees who will enter in employment agreements, or otherwise become employed by, any member of the TMG Group pursuant to the transactions contemplated by this Agreement and the Ancillary Documents.
Section 5.21     Taxes.
(a)     All Tax Returns required to be filed on or before the Closing Date by or on behalf of Mission UK and MM Ltd have been filed on a timely basis.  Such Tax Returns are true, complete and correct in all material respects. Except as set forth on Section 5.21 of the Disclosure Schedule, all material Taxes due and owing by Mission UK and MM Ltd (whether or not shown on any Tax Return) have been paid on a timely basis.
(b)     Mission UK and MM Ltd have each withheld and paid any Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all associated reporting provisions of any applicable Law.
(c)     No claim has been made by any taxing authority in any jurisdiction where either Mission UK or MM Ltd does not file Tax Returns but where either such party is, or may be, subject to Tax in that jurisdiction.
(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Mission UK or MM Ltd.
(e)     The amount of Mission UK's or MM Ltd 's Liability for unpaid Taxes for all periods ending on or before May 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Mission UK Financial Statements. The amount of Mission UK or MM Ltd 's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Mission UK Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Mission UK and MM Ltd (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)     All deficiencies successfully asserted, or assessments successfully made, against Mission UK or MM Ltd as a result of any enquiry processes undertaken by any taxing authority have been fully paid.
(g)     Neither Mission UK nor MM Ltd is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority with respect to either Mission UK or MM Ltd.
(h)     Sellers have delivered to Buyer copies of all national, local or foreign Tax Returns relating to any Taxes in respect of which either Mission UK or MM Ltd is or has been liable, together with any assessments against, or agreed to by, Mission UK or MM Ltd for all Tax periods ending after July 31, 2015.

(i)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Mission UK or MM Ltd.
(j)     Neither Mission UK nor MM Ltd is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(k)     No private rulings, bespoke clearances or similar decisions have been requested, entered into, or issued by any taxing authority with respect to Mission UK or MM Ltd.
(l)     Neither Mission UK nor MM Ltd has ever been a member of any form of fiscal aggregation or notional consolidated entity for any Tax purposes (including, but not limited to, any form of value added tax group under UK laws applicable to such Tax).  Neither Mission UK nor MM Ltd has any Liability for Taxes of any other Person under the Tax laws of any jurisdiction, whether as transferee or successor and whether by contract or otherwise.
(m)     Mission UK will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)	any change in a method of accounting which results from the use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)	an installment sale or open transaction occurring on or prior to the Closing Date; or
(iii)	a prepaid amount received on or before the Closing Date;
(n)     neither Mission UK nor MM Ltd has ever taken any steps (including, but not limited to, the making of an option to tax for any value added tax purposes) whereby its exposure or potential exposure to any form of Tax was voluntarily increased in any manner; and
(o)     neither Mission UK nor MM Ltd has ever entered into any transactions or arrangements of any kind that were not concluded on arm's length terms and for genuine commercial purposes or which (without prejudice to the generality of the foregoing) had a sole or main purpose of avoiding or reducing any exposure to any kind of Tax.
Section 5.22     Organizational Documents.  Copies of the Organizational Documents (including the memorandum and articles of association) of Mission UK and the Mission UK Subsidiaries have been provided to the Buyer. Such copy documents: (i) are true, accurate and complete in all respects; (ii) have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and (where applicable) (iii) fully set out all the rights and restrictions attaching to each class of shares in the capital of Mission UK and the Mission UK Subsidiaries.  All statutory books and registers (including the register of people with significant influence or control) of Mission UK and the Mission UK Subsidiaries: (i) have been properly kept in accordance with all applicable laws; (ii) are correctly written up to date; and (iii) contain a true, complete and accurate record of all matter and information which should be contained in them; and (iv) no notice or allegation has been received that any such registers or books are incorrect or should be rectified. All returns, particulars, resolutions and other documents that Mission UK and the Mission UK Subsidiaries are required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.
Section 5.23     Books and Records.
(a)     The statutory books of Mission UK and MM Ltd and copies of the minutes of all meetings held by the board of directors of Mission UK and MM Ltd in the two (2) years prior to the date of this agreement (the "Board Minutes") have been made available to Buyer. The statutory books and Board Minutes are complete and correct, and have been maintained in accordance with applicable Laws and sound business practices. The Board Minutes contain an accurate and complete record of all meetings held by the board of directors of Mission UK and MM Ltd in the relevant time period and no meeting has been held by the board of directors of Mission UK and MM Ltd in that time period for which minutes have not been prepared and provided to Buyer. All of such statutory book and Board Minutes are in the possession of Mission UK Group.

(b)     The minute books of MM Inc have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of MM Inc contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.  All of such books and records are in the possession of Mission UK Group.
Section 5.24     Power of Attorney. There are no powers of attorney in force given by any member of Mission UK Group.  No person, as agent or otherwise, is entitled or authorized to bind or commit any member of Mission UK Group to any obligation not in the ordinary course of the Mission UK Group's business.  The Disclosure Schedules set out details of all persons who have authority to bind Mission UK Group in the ordinary course of business.
ARTICLE VI
 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER AND TMG
Buyer and TMG represent and warrant to Sellers that the statements contained in this ARTICLE VI are true and correct as of the date hereof.
Section 6.01     Organization and Authority.
(a)     Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by each Seller) this Agreement and each such Ancillary Document constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.
(b)     TMG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  TMG has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which TMG is a party, to carry out its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by TMG of this Agreement and any Ancillary Document to which TMG is a party, the performance by TMG of its obligations hereunder and thereunder and the consummation by TMG of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of TMG. This Agreement and each Ancillary Document to which TMG is a party has been duly executed and delivered by TMG, and (assuming due authorization, execution, and delivery by each Seller) this Agreement and each such Ancillary Document constitutes a legal, valid and binding obligation of TMG enforceable against TMG in accordance with its terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.
Section 6.02     No Conflicts; Consents. Except as set forth in Section 6.02 of the TMG Disclosure Schedules, the execution, delivery and performance by Buyer and TMG of this Agreement and the Ancillary Documents to which Buyer or TMG is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer or TMG; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or TMG; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any member of TMG Group is a party or by which any member of TMG Group is bound or to which any of their respective properties and assets are subject (including any TMG Material Contract) or any Permit affecting the properties, assets of business of TMG Group or (d) result in the creation or imposition of any Encumbrances other than TMG Permitted Encumbrances on any properties or assets of TMG Group. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or TMG in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 6.03     Capitalization.
(a)     The authorized capital stock of Buyer consists of 200 shares of common stock, par value $0.001, of which 200 shares are issued and outstanding (the "Buyer Shares"). TMG owns all of the Buyer Shares. The Buyer Shares have been duly authorized and are validly issued, fully-paid and non-assessable.
(b)     The Buyer Shares were issued in compliance with applicable Laws. The Buyer Shares were not issued in violation of the Organizational Documents of Buyer or any other agreement, arrangement, or commitment to which Buyer is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Buyer Shares obligating Buyer to issue or sell any shares, or any other interest, in Buyer. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Buyer Shares.
(d)     The authorized capital stock of TMG consists of 600,000,000 shares of common stock, par value $0.001 and 15,000,000 shares of preferred stock, par value $0.20 per share as amended on April 24, 2018 (the "TMG Stock").  As of the date hereof, there were 178,169,348 shares of common stock; 720,000 shares of non-convertible Preferred Stock; 2,495,000 shares of Series B Preferred Stock (convertible into approximately 8,910,715 shares of Common Stock); 869,149 shares of Series C Preferred Stock (convertible into approximately 173,828,800 shares of Common Stock), and 626,500 shares of Series D Preferred Stock (convertible into approximately 25,060,000 shares of Common Stock) issued and outstanding. All TMG Stock has been duly authorized and are validly issued, fully-paid and non-assessable.
(e)     All TMG Stock was issued in compliance with applicable Laws. All TMG Stock was not issued in violation of the Organizational Documents of TMG or any other agreement, arrangement, or commitment to which TMG is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(f)     Except as set forth in Section 6.03(f) of the TMG Disclosure Schedules, There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any TMG Stock obligating TMG to issue or sell any shares, or any other interest, in TMG. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the TMG Stock.
Section 6.04     Financial Statements. Complete copies of TMG's audited financial statements consisting of the balance sheet of TMG as at December 31, 2015 and the related statements of income and retained earnings, members' equity and cash flow for the years then ended (the "TMG Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of TMG as at May 31, 2018 and the related statements of income and retained earnings, members' equity and cash flow for the five-month period then ended (the "TMG Interim Financial Statements" and together with the TMG Audited Financial Statements, the "TMG Financial Statements") have been provided to Sellers prior to Closing. The TMG Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the TMG Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the TMG Audited Financial Statements). The TMG Financial Statements are based on the books and records of TMG, and fairly present the financial condition of TMG as of the respective dates they were prepared and the results of the operations of TMG for the periods indicated.  The business of TMG has been operated in a manner consistent with the operation of the business of Buyer. The balance sheet of TMG as of December 31, 2015 is referred to herein as the "TMG Balance Sheet" and the date thereof as the "TMG Balance Sheet Date" and the balance sheet of TMG as of May 31, 2018 is referred to herein as the "TMG Interim Balance Sheet" and the date thereof as the "TMG Interim Balance Sheet Date." TMG maintains a standard system of accounting established and administered in accordance with GAAP.  Buyer is newly formed and has not conducted any operations to date.
Section 6.05     Undisclosed Liabilities. TMG has no Liabilities, except (a) those which are adequately reflected or reserved against in the TMG Interim Balance Sheet as of the TMG Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the TMG Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 6.06     Absence of Certain Changes, Events, and Conditions.  Except as set forth in Section 6.06 of the TMG Disclosure Schedules, since the TMG Interim Balance Sheet Date, respectively, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to TMG, any:
(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a TMG Material Adverse Effect;
(b)     amendment of the Organizational Documents of TMG;
(c)     split, combination or reclassification of any TMG Stock;
(d)     issuance, sale or other disposition of, or creation of any Encumbrance on, any TMG Stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any TMG Stock;
(e)     declaration or payment of any distributions on or in respect of any TMG Stock, or redemption, purchase or acquisition of any outstanding TMG Stock;
(f)     material change in any method of accounting or accounting practice of TMG, except as required by GAAP or as disclosed in the notes to the TMG Financial Statements;
(g)     material change in TMG's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)     entry into any Contract that would constitute a TMG Material Contract, other than with any other member of TMG Group;
(i)     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)     transfer, assignment, sale or other disposition of any of the assets shown or reflected in the TMG Interim Balance Sheet or cancellation of any debts or entitlements;
(k)     transfer or assignment of or grant of any license or sublicense under or with respect to any TMG Group Intellectual Property or TMG Group IP Agreements;
(l)     abandonment or lapse of or failure to maintain in full force and effect any TMG Group IP Registration or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the TMG Group Intellectual Property;
(m)     material damage, destruction or loss (whether or not covered by insurance) to its property;
(n)     any capital investment in, or any loan to, any other Person;

(o)     acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any TMG Material Contract) to which TMG is a party or by which it is bound;
(p)     any material capital expenditures;
(q)     imposition of any Encumbrance upon any of TMG's properties or assets, tangible or intangible;
(r)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $30,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;
(s)     hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer, except to fill a vacancy in the ordinary course of business;
(t)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) TMG Group Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;
(v)     entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;
(z) action by TMG to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of TMG in respect of any Post-Closing Tax Period; or
(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 6.07     Material Contracts.
(a)     Section 6.07(a) of the TMG Disclosure Schedules lists each of the following Contracts of the TMG Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any TMG Real Property (including without limitation, brokerage contracts) and all TMG Group IP Agreements, being "TMG Material Contracts"):
(i)
     each Contract of any member of the TMG Group involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by such member without penalty or without more than ninety (90) days' notice;

(ii)	all Contracts that require any member of the TMG Group to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;
(iii)	all Contracts that provide for the indemnification by any member of the TMG Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)
     all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)
     all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any member of the TMG Group is a party;

(vi)
     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any member of the TMG Group is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of any member of the TMG Group;
(viii)	all Contracts with any Governmental Authority to which any member of the TMG Group is a party;
(ix)	all Contracts that limit or purport to limit the ability of any member of the TMG Group to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)	any Contracts to which any member of the TMG Group is a party that provide for any joint venture, partnership or similar arrangement by any member of the TMG Group;
(xi)	all Contracts between or among any member of the TMG Group, on the one hand, and any other member of the TMG Group, on the other hand;
(xii)	all collective bargaining agreements or Contracts with any Union to which any member of the TMG Group is a party; and
(xiii)	any other Contract that is material to any member of the TMG Group and not previously disclosed pursuant to this Section 6.07.

(b)     Each TMG Material Contract is valid and binding on each TMG Group member that is a party thereto in accordance with its terms and is in full force and effect.  Neither any TMG Group member nor, to the Knowledge of Buyer and TMG, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any TMG Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any TMG Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each TMG Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Sellers.
Section 6.08     Title to Assets; Real Property.
(a)     TMG (or another member of the TMG Group) has good and valid title to, or a valid leasehold interest in, all TMG Real Property and personal property and other assets reflected in the TMG Audited Financial Statements or acquired after the TMG Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the TMG Interim Balance Sheet Date.   All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "TMG Permitted Encumbrances"):
(i)	liens for Taxes not yet due and payable;
(ii)
     mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of TMG or the other members of the TMG Group, as applicable;

(iii)
     easements, rights of way, zoning ordinances and other similar encumbrances affecting TMG Real Property, as applicable, which are not, individually or in the aggregate, material to the business of TMG or the other members of the TMG Group, as applicable; or

(iv)
     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of TMG or the other members of the TMG Group, as applicable.

(b)     The use and operation of the TMG Real Property in the conduct of TMG Group's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of TMG or another member of the TMG Group encroach on real property owned or leased by a Person other than the TMG Real Property, as applicable. There are no Actions pending or, to the Knowledge of Buyer and TMG, threatened, against or affecting the TMG Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 6.09     Condition and Sufficiency of Assets.  The furniture, fixtures, equipment, vehicles and other items of tangible personal property of TMG Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by the members of the TMG Group, together with all other properties and assets of TMG Group, are sufficient for the continued conduct of TMG Group's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of TMG Group as currently conducted.
Section 6.10     Intellectual Property.
(a)     All required filings and fees related to the TMG Group IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all TMG Group IP Registrations are otherwise in good standing.

(b)     Each TMG Group IP Agreement is valid and binding on each member of the TMG Group that is a party thereto in accordance with its terms and is in full force and effect.  Neither any member of the TMG Group nor, to the Knowledge of TMG and Buyer, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any TMG Group IP Agreement.
(c)     TMG or another member of the TMG Group is the sole and exclusive legal and beneficial, and with respect to the TMG Group IP Registrations, record, owner of all right, title and interest in and to the TMG Group Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of TMG Group's business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than TMG Permitted Encumbrances. TMG or another member of the TMG Group has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor of the TMG Group whereby such employee or independent contractor (i) acknowledges TMG's (or another member of the TMG Group's) exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with TMG Group; (ii) grants to TMG or another member of the TMG Group a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.
(d)     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, TMG Group's right to own or use any TMG Group Intellectual Property or any Intellectual Property subject to any TMG Group IP Agreement.
(e)     All of the TMG Group Intellectual Property is valid and enforceable, and all TMG Group IP Registrations are subsisting and in full force and effect.  TMG Group has taken all necessary steps to maintain and enforce the TMG Group Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the TMG Group Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(f)     The conduct of TMG Group's business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of TMG Group, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.  To the Knowledge of TMG and Buyer, no Person has infringed, misappropriated or otherwise violated any TMG Group Intellectual Property.
(g)     Except as set forth in Section 6.10(g) of the TMG Disclosure Schedules, here are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by TMG Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any TMG Group Intellectual Property; or (iii) by TMG Group or any other Person alleging any infringement, misappropriation or other violation by any Person of the TMG Group Intellectual Property. TMG Group is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. TMG Group is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any TMG Group Intellectual Property.
(h)     The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by TMG Group ("TMG Group Systems") are reasonably sufficient for the immediate and anticipated needs of the business of TMG Group. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any TMG Group Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such TMG Group Systems or the conduct of TMG Group's business; (ii) material loss, destruction, damage, or harm of or to TMG Group or its operations, personnel, property, or other assets; or (iii) liability of any kind to TMG Group.  TMG Group has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the TMG Group Systems and the data and other information stored or processed thereon. TMG Group (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests elements of such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 6.11     Accounts Receivable. The accounts receivable (billed and unbilled) reflected on the TMG Interim Balance Sheet and the accounts receivable (billed and unbilled) of TMG as of the date hereof (a) have arisen from bona fide transactions entered into by TMG involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of TMG not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the TMG Interim Balance Sheet or, with respect to accounts receivable arising after the TMG Interim Balance Sheet Date, on the accounting records of TMG have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  With respect to all unbilled work-in-process of TMG as of the date hereof, TMG expects that valid invoices will be issued in respect thereof by TMG in its ordinary course of business without any significant discounts or write-downs.
Section 6.12     Customers and Suppliers.
(a)     TMG has not received any notice, and has no reason to believe, that any of the TMG Group Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the TMG Group.
(b)     TMG has not received any notice, and has no reason to believe, that any of the TMG Group Material Suppliers has ceased, or intends to cease, to supply goods or services to TMG Group or to otherwise terminate or materially reduce its relationship with the TMG Group.
Section 6.13     Insurance. All current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by TMG Group and relating to the assets, business, operations, employees, officers and managers of TMG Group (collectively, the "TMG Group Insurance Policies") are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. TMG Group has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such TMG Group Insurance Policies. All premiums due on such TMG Group Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each TMG Group Insurance Policy. The TMG Group Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of TMG Group. All such TMG Group Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of TMG Group pending under any such TMG Group Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. TMG Group is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such TMG Group Insurance Policy. The TMG Group Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to TMG Group and are sufficient for compliance with all applicable Laws and Contracts to which TMG Group is a party or by which it is bound.
Section 6.14     Legal Proceedings; Governmental Orders.
(a)     There are no Actions pending or, to Buyer or TMG's Knowledge, threatened, (i) against or by any member of TMG Group affecting any of its properties or assets or (ii) against or by Buyer, TMG or any other member of the TMG Group that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)     Except as set forth in Section 6.14 of the TMG Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or TMG or any of their respective properties or assets.

Section 6.15     Compliance With Laws; Permits.
(a)     Except as set forth in Section 6.15(a) of the TMG Disclosure Schedules, each of Buyer and TMG has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.
(b)     All Permits required for Buyer or TMG, as applicable, to conduct its respective business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit issued to Buyer or TMG.
Section 6.16     Environmental Matters.
(a)     TMG Group is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)     No real property currently or formerly owned, operated or leased by TMG Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(c)     There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of TMG Group, or, to the Knowledge of Buyer or TMG, any real property currently or formerly owned, operated or leased by TMG Group, and no member of TMG Group has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of TMG Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by TMG Group.
(d)     TMG Group has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(e)     TMG Group is not aware of or reasonably anticipates, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of TMG Group as currently carried out.
Section 6.17     Employee Benefit Matters.
(a)     Each TMG Group Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "TMG Group Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each TMG Group Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "TMG Group Qualified Benefit Plan") is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such TMG Group Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any TMG Group Qualified Benefit Plan. Nothing has occurred with respect to any TMG Group Benefit Plan that has subjected or could reasonably be expected to subject TMG Group or, with respect to any period on or after the Closing Date, Sellers or any of their respective Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(b)     No pension plan (other than a TMG Group Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a "TMG Group Single Employer Plan") in which employees of TMG Group or any TMG Group ERISA Affiliate participate or have participated has an "accumulated funding deficiency", whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No TMG Group Single Employer Plan covering employees of TMG Group which is a defined benefit plan has an "adjusted funding target attainment percentage", as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each TMG Group Benefit Plan have been timely paid in accordance with the terms of such TMG Group Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded TMG Group Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(c)     Neither any member of the TMG Group nor any TMG Group ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any TMG Group Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any TMG Group Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).
(d)     With respect to each TMG Group Benefit Plan (i) no such plan is a TMG Group Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a TMG Group Single Employer Plan subject to Title IV of ERISA; and (v) no "reportable event," as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.
(e)     Each TMG Group Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to TMG Group other than ordinary administrative expenses typically incurred in a termination event. TMG Group has no commitment or obligation and have not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any TMG Group Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(f)     Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no TMG Group Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, neither any member of TMG Group nor any TMG Group ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(g)     There is no pending or, to the Knowledge of Buyer or TMG, threatened Action relating to a TMG Group Benefit Plan (other than routine claims for benefits), and no TMG Group Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h)     There has been no amendment to, announcement by TMG Group relating to, or change in employee participation or coverage under, any TMG Group Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable.  TMG Group has no commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any TMG Group Benefit Plan or any collective bargaining agreement.
(i)     Each TMG Group Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  TMG Group has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(j)     Each individual who is classified by TMG Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each TMG Group Benefit Plan.
(k)     Except as set forth in Section 6.17(k) of the TMG Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of TMG Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of TMG Group to merge, amend or terminate any TMG Group Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any TMG Group Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. Seller have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.
Section 6.18     Employment Matters.
(a)     Except as set forth in Section 6.18(a) of the TMG Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of TMG Group for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of TMG Group with respect to any compensation, commissions, bonuses or fees, other than any payments to be made thereto in the ordinary course of business (e.g., payroll).
(b)     Except as set forth in Section 6.18(b) of the TMG Disclosure Schedules, each TMG Group member is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has never been, any Union representing or purporting to represent any employee of TMG Group, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting TMG Group or any of its respective employees.  TMG Group has no duty to bargain with any Union.
(c)     Except as set forth in Section 6.18(c) of the TMG Disclosure Schedules, TMG Group is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, independent contractor classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by TMG Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of TMG Group classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  TMG Group is in compliance with and has complied with all immigration laws, including From I-9 requirements and any applicable mandatory E-Verify obligations.  There are no Actions against TMG Group pending or, to the Knowledge of Buyer or TMG, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of TMG Group, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(d)     To the Knowledge of Buyer and TMG, no employee of Buyer or TMG intends to terminate such employee's employment with Buyer or TMG, as applicable, or solicit any clients or customers in each case, (prospective or actual) of Buyer or TMG.

Section 6.19     Taxes.
(a)     Except as set forth in Section 6.19(a) of the TMG Disclosure Schedules, all Tax Returns required to be filed on or before the Closing Date by TMG have been timely filed.  Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by TMG (whether or not shown on any Tax Return) have been timely paid.
(b)     TMG withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)     No claim has been made by any taxing authority in any jurisdiction where TMG does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of TMG.
(e)     Buyer, as a newly formed entity, has not incurred any tax liability. The amount of TMG's Liability for unpaid Taxes for all periods ending on or before December 31, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the TMG Financial Statements. The amount of TMG's Liability for unpaid Taxes for all periods following the end of the recent period covered by the TMG Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of TMG (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)     All deficiencies asserted, or assessments made, against TMG as a result of any examinations by any taxing authority have been fully paid.
(g)     Except as set forth in Section 6.19(g) of the TMG Disclosure Schedules, TMG is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority with respect to TMG.
(h)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of TMG.
(i)     TMG is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(j)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to TMG.
(k)     Except as set forth in Section 6.19(k) of the TMG Disclosure Schedules, TMG will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)
     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)	an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)	a prepaid amount received on or before the Closing Date;

(iv)	any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v)	any election under Section 108(i) of the Code.
(l)     TMG is a not "foreign person" as that term is used in Treasury Regulations Section 1.1445-2 and Section 1446(f)(2) of the Code.  TMG has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.  TMG is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).  There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of TMG under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).
Section 6.20     Books and Records. The minute books of each of Buyer and TMG have been made maintained in accordance with sound business practices. The respective minute books of Buyer and TMG contain accurate and complete records of all meetings, and actions taken by written consent of, the members, managers, shareholders, officers and directors, as applicable, and no meeting, or action taken by written consent, of any such members, managers, shareholders, officers and directors, as applicable, has been held for which minutes have not been prepared and are not contained in such minute books.  All of such books and records are in the respective possession of Buyer or TMG.
Section 6.21     Valid Issuance of Securities. The TMG Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.
Section 6.22     Compliance with Securities Laws. Assuming the accuracy of the representations of Sellers herein, the issuance and delivery of the TMG Shares by TMG to Sellers in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended, and will be exempt from and from the registration or qualification requirements of the New York state securities or "blue sky" laws.
Section 6.23     Solvency. TMG is and, immediately after giving effect to the transactions contemplated by this Agreement upon Closing, will be Solvent.
Section 6.24     No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of TMG or Buyer.
Section 6.25     Full Disclosure. No representation or warranty by Buyer or TMG in this Agreement or any certificate or other document furnished or to be furnished to Sellers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE VII
COVENANTS
Section 7.01     Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the respective directors, officers and managers of the Mission Companies and MM Ltd, as set forth on Section 7.01 of the Disclosure Schedules.
Section 7.02     Appointment of Nicola to TMG Board.  At the Closing, TMG shall appoint Nicola to its board of directors, and Buyer shall cause TMG to take such actions as may be necessary to effectuate such appointment.  From and after the Closing Date, Buyer shall cause TMG or an Affiliate thereof to maintain reasonable and customary policies of directors' and officers' liability insurance covering TMG's directors.

Section 7.03     Employment of Sellers.  Effective as of the Closing Date, (a) MM Inc. shall employ Nicola as an employee thereof, pursuant to and upon the terms and condition set forth in the Nicola Employment Agreement, and (b) MM Inc. shall employ James as an employee thereof, pursuant to and upon the terms and conditions set forth in the James Employment Agreement.   Buyer shall cause TMG to take such actions as may be necessary to carry out the foregoing provisions of this Section 7.03.
Section 7.04     Confidentiality. From and after the Closing, each Seller shall, and shall cause such Seller's Affiliates to, hold (and shall use reasonable best efforts to cause their respective Representatives to hold) in confidence any and all information, whether written or oral, concerning MM Inc, MM Ltd and each Mission Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of such Seller's Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of such Seller's Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either Seller or any of Affiliate of either Seller (or any of their respective Representatives) is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by such Seller's counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 7.05     Non-Competition; Non-Solicitation.
(a)     For a period of four (4) years (five (5) years if, and only if, the Earn-out Period is extended to include the Calculation Period ending on December 31, 2023 in accordance with the terms and conditions of this Agreement)  commencing on the Closing Date (the "Restricted Period"), each Seller shall not, and shall not permit any of such Seller's Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere throughout the world (including the United States and the United Kingdom); (ii) have an interest in any Person that engages directly or indirectly in the Business anywhere throughout the world (including the United States and the United Kingdom) in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Mission US, Mission UK or MM Ltd, on the one hand, and customers or suppliers of Mission US, Mission UK or MM Ltd, on the other hand.  Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.
(b)     During the Restricted Period, each Seller shall not, and shall not permit any of such Seller's Affiliates to, directly or indirectly, hire or solicit any employee of Mission US, Mission UK or MM Ltd or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.
(c)     During the Restricted Period, each Seller shall not, and shall not permit any of such Seller's Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Mission US, Mission UK or MM Ltd or identified potential clients or customers of Mission US, Mission UK or MM Ltd of which such Seller is aware for purposes of diverting their business or services from Mission US, Mission UK or MM Ltd.
(d)     Each Seller acknowledges that any breach, or threatened breach, of this Section 7.05 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)     Each Seller acknowledges that the restrictions contained in this Section 7.05 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 7.05 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.05 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.06     Governmental Approvals and Consents.
(a)     Each of the parties hereto shall use all reasonable best efforts to:
(i)	respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)	avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)
     in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(b)     If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which Mission US, Mission UK and/or MM Ltd is a party has not been obtained prior to the Closing, each Seller shall, subsequent to the Closing, cooperate with Buyer, Mission US, Mission UK and MM Ltd (as applicable) in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Seller shall use such Seller's reasonable best efforts to provide Mission US, Mission UK and MM Ltd (as applicable) with the rights and benefits of the affected Contract for the term thereof, and, if such Seller provides such rights and benefits, Mission US, Mission UK and MM Ltd (as applicable) shall assume all obligations and burdens thereunder.
(c)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Nicola, James, Mission UK or Mission US with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)     Notwithstanding the foregoing, nothing in this Section 7.06 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, after the Closing Date, any assets, businesses or interests of Buyer, Mission US, Mission UK or any of their respective Affiliates (including MM Ltd); (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 7.07     Books and Records.
(a)     In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:
(i)
     retain the books and records (including personnel files) of Mission US, Mission UK, MM Ltd relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Mission US, Mission UK and MM Ltd; and

(ii)
     upon reasonable notice, afford the Representatives of either Seller reasonable access (including the right to make, at such Seller's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VIII.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer, Mission US, Mission UK, MM Inc or MM Ltd after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller shall:
(i)	retain the books and records (including personnel files) of such Seller which relate to Mission US, Mission UK, MM Inc, MM Ltd and their respective operations for periods prior to the Closing; and
(ii)
     upon reasonable notice, afford the Representatives of Buyer, Mission UK, MM Inc, MM Ltd or Mission US reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VIII.
(c)     None of the parties hereto shall be obligated to provide any other party hereto with access to any books or records (including personnel files) pursuant to this Section 7.07 where such access would violate any Law.
Section 7.08     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties hereto shall cooperate as to the timing and contents of any such announcement.
Section 7.09     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 7.10     Breach of Goodwill Purchase Agreement.  Notwithstanding any other provision contained in this Agreement, each Seller agrees that any breach of the Goodwill Purchase Agreement by Nicola shall be deemed to be a breach by Sellers of this Agreement.
Section 7.11     Lock Up/Leak Out. During the period commencing on the Closing Date and ending on December 31, 2018, each Seller shall not sell any of such Seller's TMG Shares.  Commencing on January 1, 2019, each Seller may sell one-thirtieth (1/30) of such Seller's vested TMG Shares (i.e., TMG Shares held by Seller which were delivered thereto at Closing or subsequently released from escrow in accordance with the respective terms of this Agreement and the Escrow Agreement) in each calendar month, and commencing on July 1, 2021, each Seller may sell up to all of such Seller's vested TMG Shares (i.e., TMG Shares held by Seller which were delivered thereto at Closing or subsequently released from escrow in accordance with the respective terms of this Agreement and the Escrow Agreement); provided that each such sale is permitted under Rule 144 promulgated under the Securities Act.  For the avoidance of doubt, with respect to each Seller, each sale of TMG Shares by such Seller shall be in compliance with the terms and conditions of Rule 144 promulgated under the Securities Act, unless previously registered with the U.S. Securities and Exchange Commission under a then-effective registration statement. Any sale of any TMG Share(s) in violation of this Section 7.11   by any Seller shall constitute a breach of this Agreement and all proceeds from the sale of all TMG Shares by Sellers in breach of this Section 7.11 shall be paid to Buyer.  TMG shall use its commercially reasonable efforts so that the Sellers may avail themselves of Rule 144 promulgated under the Securities Act as soon as practicable following December 15, 2018.  Buyer reserves the right to waive the lock-up limitations and/or resale limitations set forth in this Section 7.11, in whole or in part.
Section 7.12     Visa Employees. Each party shall cooperate and provide such assistance as is necessary to ensure that following the Closing, MM Inc shall cease to serve as, and Mission US (or such other Person as Buyer may determine) shall commence to serve as, the sponsoring and petitioning employer for U.S. immigration Law purposes with respect to the Visa Employees such that Mission US (or such other Person determined by Buyer) shall assume and shall be responsible for all immigration-related obligations and liabilities with respect to the submission of petitions, applications or other filings to certain bureaus within the U.S. Department of Homeland Security (U.S. Citizenship and Immigration Services, Immigration and Customs Enforcement, and Customs and Border Protection), the U.S. Department of Labor or the U.S. Department of State (including any U.S. embassy or consular post) requesting the grant of employment-based nonimmigrant and immigrant visa benefits on behalf of the Visa Employees.
Section 7.13     General Cooperation. Following the Closing, each Seller shall cooperate with Buyer and its Affiliates and provide such assistance as may be requested by Buyer and/or its Affiliates in connection with (a) the dissolution and liquidation of MM Inc in accordance with applicable Law, (b) the assignment of the Office Lease from MM Inc to Mission US in accordance with the terms and conditions of the Office Lease, and/or (c) the assignment of the Sublease from MM Inc to Mission US in accordance with the terms and conditions of the Sublease.

Section 7.14     Bank Account Control. Within thirty (30) days after the Closing, Sellers shall transfer control over all of the respective bank accounts of Mission US, Mission UK, MM Inc, and MM Ltd bank accounts to TMG and/or Buyer and, in connection therewith, name any and all Representatives designated by TMG and/or Buyer as authorized signatories of such accounts.
Section 7.15     Dissolution. Within a reasonable timeframe following the Closing, Sellers shall dissolve each of Mission-Media (Property) LLP and Mission Rights, and shall provide evidence satisfactory to Buyer that all filings required for the dissolution of each of Mission-Media (Property) LLP and Mission Rights Limited have been made in accordance with applicable Law.
Section 7.16     Closing Balance Sheets.  Within ninety (90) days of Closing, Seller shall deliver to Buyer an unaudited closing balance sheet (as of June 30, 2018) with respect to Mission US, prepared in accordance with GAAP, and an unaudited consolidated balance sheet (as of June 30, 2018) of Mission UK, prepared in accordance with UK GAAP.
Section 7.17     Issuance of TMG Shares. Within two (2) Business Days following the Closing, Buyer shall:
(a)     cause 2,500,000 TMG Shares to be issued to each Seller and cause TMG's transfer agent to record such Seller's ownership of such TMG Shares in TMG's transfer agent's book-entry system.
(b)     deliver to the Escrow Agent:
(i)
     20,000,000, together with the shares issuable under the Goodwill Purchase Agreement, (subject to equitable adjustment for stock splits, stock combinations, reclassifications, recapitalizations or other similar events) TMG Shares, as issued by TMG to Nicola (which TMG Shares shall be issued to Nicola and recorded by TMG's transfer agent in TMG's transfer agent's book-entry system as held by Escrow Agent pursuant to the Escrow Agreement), to be held and administered subject to and in accordance with the terms and conditions of the Escrow Agreement (subject to Section 2.06) and, provided further, that notwithstanding any provision of this Agreement or the Escrow Agreement to the contrary, Nicola shall only be allowed to vote vested and issued shares released from escrow to Nicola, in accordance with the Escrow Agreement, in any matter put to the shareholders of TMG; and

(ii)
     20,000,000, together with the shares issuable under the Goodwill Purchase Agreement, (subject to equitable adjustment for stock splits, stock combinations, reclassifications, recapitalizations or other similar events) TMG Shares, as issued by TMG to James (which TMG Shares shall be issued to James and recorded by TMG's transfer agent in TMG's transfer agent's book-entry system as held by Escrow Agent pursuant to the Escrow Agreement), to be held and administered subject to and in accordance with the terms and conditions of the Escrow Agreement (subject to Section 2.06) and, provided further, that notwithstanding any provision of this Agreement or the Escrow Agreement to the contrary, James shall only be allowed to vote vested and issued shares released from escrow to James, in accordance with the Escrow Agreement, in any matter put to the shareholders of TMG.   The parties agree that until released by the Escrow Agent, the TMG Shares are considered owned by TMG for Tax purposes.

Section 7.18     Substitution Under Guaranty. Buyer shall undertake to substitute itself, TMG or an Affiliate thereof in the place of James as a guarantor under the lease for the real property located at 45 Main Street, Brooklyn, NY, as soon as practical following Closing. Buyer and TMG shall indemnify James for any Losses that he personally suffers relating to or arising out of such guaranty.
Section 7.19     Dissolution of Mission-Media (Property) LLP and Mission Rights Limited. Following the Closing, Sellers shall use best efforts to ensure Mission-Media (Property) LLP and Mission Rights Limited no longer trade under their respective names. Each Seller shall, jointly and severally, indemnify Buyer for any Liabilities that may arise in connection with Mission-Media (Property) LLP and Mission Rights Limited or the dissolution of those entities.

ARTICLE VIII
TAX MATTERS
Section 8.01     Tax Covenants.
(a)     Without the prior written consent of Buyer (which Buyer shall not unreasonably withhold), each of Seller, Mission US, Mission UK, MM Ltd and MM Inc shall not, to the extent it may affect, or relate to, any Mission Company or Mission UK Subsidiary, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Mission Company or Mission UK Subsidiary in respect of any Post-Closing Tax Period provided, however, that the preparation and filing of any Tax Return of Mission US that does not relate to a Post-Closing Tax Period shall be exclusively within the control of Sellers. Each Seller agrees that Buyer is to have no liability for any Tax resulting from any action of such Seller, Mission US, Mission UK, any Affiliate thereof (including any Mission UK Subsidiary) or any of their respective Representatives, and such Seller agrees to indemnify and hold harmless Buyer and each of the Mission Companies and Mission UK Subsidiaries from and against any such Tax or reduction of any Tax asset.
(b)     Sellers shall prepare, or cause to be prepared, all Tax Returns for Mission US that are required to be filed (whether before or after the Closing Date) with respect to any Pre-Closing Tax Period and all Tax Returns required to be filed by each other Mission Company and each Mission UK Subsidiary on or before the Closing Date with respect to a Pre-Closing Tax Period.  Any such Tax Return (other than such Tax Return for Mission US, the preparation and filing of which shall be exclusively within the control of Sellers) that has not been filed on or before the Closing Date shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Sellers to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, Buyer shall, within five (5) days after delivery of such Tax Return, notify Sellers in writing that Buyer so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Sellers, on the one hand, and Buyer, on the other hand, shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Sellers, on the one hand, and Buyer, on the other hand, are unable to reach such agreement within ten (10) days after receipt by Sellers of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Sellers and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand.
(c)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers, on a joint and several basis, when due.  Each Seller shall, at such Seller's own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).  Each Seller shall provide to Buyer evidence of such payment(s) made with respect to such Taxes or fees within five (5) days of such payment(s).
(d)     Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by each Mission Company and each Mission UK Subsidiary (other than Tax Returns for Mission US) after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return, Sellers shall, within five (5) days after delivery of such Tax Return, notify Buyer in writing that Sellers so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Buyer, on the one hand, and Sellers, on the other hand, shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer, on the one hand, and Sellers, on the other hand, are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The preparation and filing of any Tax Return of any Mission Company or any Mission UK Subsidiary that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 8.02     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon Mission US, Mission UK and/or any Mission UK Subsidiary shall be terminated as of the Closing Date.  After such date neither Mission US, Mission UK, any Mission UK Subsidiary, Nicola, James, any Affiliate of any Seller nor their respective Representatives shall have any further rights or liabilities thereunder.
Section 8.03     Tax Indemnification.  Sellers, on a joint and several basis, shall indemnify Mission US, Mission UK, each Mission UK Subsidiary, Buyer and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.20 or Section 5.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VIII; (c) all Taxes of Mission US, Mission UK, any Mission UK Subsidiary or relating to the respective businesses of Mission US, Mission UK and the Mission UK Subsidiaries for all Pre-Closing Tax Periods; and (d) any and all Taxes of another person imposed on any of Mission US, Mission UK or any Mission UK Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Sellers, on a joint and several basis, shall reimburse Buyer for any Taxes of each of Mission US, Mission UK and each Mission UK Subsidiary that are the responsibility of Sellers pursuant to this Section 8.03 within ten (10) Business Days after payment of such Taxes by Buyer, Mission US, Mission UK or any Mission UK Subsidiary (as the case may be). Buyer shall indemnify Seller and shall hold them harmless from and against all Taxes (or the non-payment thereof) of Mission US, Mission UK and each Mission US Subsidiary for all Post-Closing Tax Periods.
Section 8.04     Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)     in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 8.05     Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by Mission US, Mission UK, any Mission UK Subsidiary, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VIII (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided further, that if any of the Sellers receive written notice of a Tax Claim, Sellers shall notify Buyer in writing as soon as is reasonably practicable and Buyer shall be deemed, on receipt of such notification, to have given Sellers notice of such Tax Claim in accordance with the provisions of this Section 8.05, provided always that the giving of such notice shall not be a condition precedent to Sellers liability pursuant to this ARTICLE VIII or any other provisions of this Agreement.
Section 8.06     Cooperation and Exchange of Information. Sellers, on the one hand, and Buyer, on the other hand, shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VIII or in connection with any audit or other proceeding in respect of Taxes of any Mission Company or Mission UK Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Nicola, James and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in his, her or its possession relating to the respective Tax matters of the Mission Companies and the Mission UK Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in his, her or its possession relating to the respective Tax matters of the Mission Companies or the Mission UK Subsidiaries for any taxable period beginning before the Closing Date, Nicola, James or Buyer (as the case may be) shall provide the other parties hereto with reasonable written notice and offer such other parties the opportunity to take custody of such materials.

Section 8.07     Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 8.08     Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VIII shall be satisfied from Sellers, on a joint and several basis.
Section 8.09     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.20, Section 5.21 and this ARTICLE VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
Section 8.10     Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VIII, the provisions of this ARTICLE VIII shall govern.
Section 8.11     Tax Refunds. Any refunds of Taxes of Mission US, Mission UK and each Mission UK Subsidiary for any Pre-Closing Tax Period shall be for the benefit of Sellers. Buyer shall, within ten (10) Business Days after receipt thereof promptly pay over (or cause Mission US, Mission UK or the relevant Mission UK Subsidiary to pay over) to Sellers any such refund.
ARTICLE IX
INDEMNIFICATION
Section 9.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.20 or Section 5.21, which are subject to ARTICLE VIII) shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.02, Section 4.03, the first two sentences of Section 4.09(a), Section 5.01, Section 5.03, the first sentence of Section 5.10(a), Section 6.01, Section 6.02, Section 6.03, the first sentence of Section 6.08(a), Section 6.21 and Section 6.24 shall survive indefinitely and (b) Section 4.18, Section 4.19, Section 4.20, Section 5.19, Section 5.20,  Section 5.21, Section 6.17, Section 6.18, and Section 6.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VIII which are subject to ARTICLE VIII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 9.02     Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE IX, Sellers, on a joint and several basis, shall indemnify and defend each of Buyer and its Affiliates (including Mission US, Mission UK and MM Ltd) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement (other than in respect of Section 4.20 or Section 5.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VIII);
(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VIII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VIII);
(c)     any inaccuracy in or breach of any of the representations or warranties of Nicola contained in the Goodwill Purchase Agreement or in any certificate or instrument delivered by or on behalf of Nicola pursuant thereto;
(d)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Nicola pursuant to the Goodwill Purchase Agreement; or
(e)     any Transaction Expenses (other than brokers' or other similar fees, which shall be payable by James and Nicola) in excess of $200,000 in the aggregate or any Indebtedness of MM Ltd, Mission-Media (Property) LLP, Mission Rights Limited or any Mission Company outstanding as of the Closing.
If any sum payable under Sections 9.02(a) through (d), inclusive, is subject to Tax in the hands of Buyer, Sellers shall pay to Buyer the additional amount required to ensure that the net amount received by Buyer is the amount that Buyer would have received if the payment was not subject to Tax.  For the avoidance of doubt, Sellers are jointly and severally liable for additional amounts payable under the immediately preceding sentence.
Section 9.03     Indemnification by TMG and Buyer.  Subject to the other terms and conditions of this ARTICLE IX, TMG and Buyer shall, jointly and severally, indemnify and defend each Seller and their Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)     any inaccuracy in or breach of any of the representations or warranties of TMG or Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of TMG or Buyer pursuant to this Agreement;
(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by TMG or Buyer pursuant to this Agreement;
(c)     any inaccuracy in or breach of any of the representations or warranties of TMG or Buyer contained in the Goodwill Purchase Agreement or in any certificate or instrument delivered by or on behalf of TMG or Buyer pursuant thereto; or
(d)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by TMG or Buyer pursuant to the Goodwill Purchase Agreement.
Section 9.04     Certain Limitations. The indemnification provided for in Section 9.02 shall be subject to the following limitations:
(a)     Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) and Section 6.02(a) of the Goodwill Purchase Agreement exceeds $550,000 (the "Basket"), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.  The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 9.02(a) and Section 6.02(a) of the Goodwill Purchase Agreement shall not exceed $5,250,000 (the "Cap").

(b)     Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.02, Section 4.03, the first two sentences of Section 4.09(a), Section 4.20, Section 5.01, Section 5.03, the first sentence of Section 5.10(a), and Section 5.21.
(c)     Buyer and TMG shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) and Section 6.03(a) of the Goodwill Purchase Agreement exceeds the Basket, in which event Buyer and TMG shall be required to pay or be liable for all such Losses from the first dollar.  The aggregate amount of all Losses for which Buyer and TMG shall be liable pursuant to Section 9.03(a) and Section 6.03(a) of the Goodwill Purchase Agreement shall not exceed the Cap.
(d)     Notwithstanding the foregoing, the limitations set forth in Section 9.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 6.01, Section 6.02, Section 6.03, the first sentence of Section 6.08(a), Section 6.21 and Section 6.24.
(e)     For purposes of this ARTICLE IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or TMG Material Adverse Effect, as applicable, or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 9.05     Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this ARTICLE IX is referred to as the "Indemnifying Party."
(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of such Indemnifying Party's indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Mission US, Mission UK or MM Ltd, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) involves non-monetary relief, criminal or quasi-criminal allegations, or a matter in respect of which the Buyer reasonably believes an adverse determination would have a Material Adverse Effect. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), such Indemnifying Party shall have the right to take such action as such Indemnifying Party deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by such Indemnified Party subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of such Indemnifying Party's election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers, on the one hand, and Buyer, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.04) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after such Indemnified Party's receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), such Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) (except where the Third Party Claim falls within Section 9.04(a)(z)).
(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of such Indemnifying Party's indemnification obligations, except and only to the extent that such Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by such Indemnified Party. The Indemnifying Party shall have fifteen (15) days after such Indemnifying Party's receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and such Indemnifying Party's professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including reasonable access to the respective premises and personnel of Mission US, Mission UK and Mission Ltd and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of such Indemnifying Party's professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 15-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)     Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of Mission US, MM Inc, Mission UK and/or MM Ltd (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.20 or Section 5.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VIII) shall be governed exclusively by ARTICLE VIII hereof.
Section 9.06     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy such Indemnifying Party's obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE IX shall be satisfied from Sellers, on a joint and several basis. Any Losses payable to a Seller Indemnitee pursuant to this ARTICLE IX shall be satisfied from TMG and Buyer, on a joint and several basis.
Section 9.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.08     Effect of Investigation. The representations, warranties and covenants of each Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Indemnified Party (including by any Representative thereof) or by reason of the fact that any Indemnified Party or any Representative thereof knew or should have known that any such representation or warranty is, was or might be inaccurate.
Section 9.09     Exclusive Remedy.  Except as otherwise provided in this Agreement, the indemnification obligations set forth in this ARTICLE IX are the exclusive remedy for a breach or alleged breach of this Agreement.

ARTICLE X
MISCELLANEOUS
Section 10.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier, receipt requested (e.g., FedEx); or (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Sellers:	Nicola Stephenson James Stephenson 200 Water Street, 3A Brooklyn, NY 11201 Email: nicola@thisismission.com james@thisismission.com
with a copy to:	Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, NY 10022 Facsimile: (646) 390-6916 Email: rieger@thsh.com Attention: James Rieger

If to Buyer or TMG:
Troika-Mission Holdings, Inc.
101 S. La Brea Avenue
Los Angeles, California 90036
Email:  mtenore@troikamedia.com
Attention:  Michael Tenore, General Counsel

-and-

Troika Media Group, Inc.
101 S. La Brea Avenue
Los Angeles, California 90036
Email:  cbroderick@troikamedia.com
Attention: Christopher Broderick, COO

with a copy to:
Withers Bergman LLP
430 Park Avenue, 10th Floor
New York, NY 10022
Facsimile:  (212) 824-4270
Email:  david.guin@withersworldwide.com
Attention:  David Guin

-and-

Withers Worldwide
Studio Legale Withers
Via Durini 18, 20122 Milano
Email:  anthony.indaimo@withersworldwide.com
Attention:  Anthony Indaimo

Section 10.03     Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.05(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each party shall not assign its/her rights or obligations hereunder without the prior written consent of the other parties, which consent may be withheld, conditioned or delayed in each such other party's sole and absolute discretion. Any purported assignment in violation of the foregoing sentence shall be void and shall be of no force or effect.
Section 10.08      No Third-party Beneficiaries. Except as provided in Section 8.03 and ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND/OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date first set forth above.
SELLERS:

/s/  Nicola Stephenson
Nicola Stephenson, individually

/s/   James Stephenson
James Stephenson, individually
TROIKA MEDIA GROUP, INC.

By: /s/  Christopher Broderick
Name:   Christopher Broderick
Title:     Chief Operating Officer
BUYER:
TROIKA-MISSION HOLDINGS, INC.

By:/s/    Michael Tenore
Name:    Michael Tenore
Title:      General Counsel